UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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The Brink’s Company

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The Brink’s Company

1801 Bayberry Court

P.O. Box 18100

Richmond, VA 23226-8100

March 15, 2019

To Our Shareholders:

On behalf of the Board of Directors, we invite you to attend the annual meeting of shareholders of The Brink’s Company on Thursday, May 2, 2019 at 10:00 a.m. local time at the Hilton Dallas/Southlake Town Square, 1400 Plaza Place, Southlake, Texas 76092.

2018 was another year of significant growth for Brink’s. We saw improvement in our financial results as we continued to execute on our strategy to accelerate profitable growth through acquisitions, including Dunbar Armored in the U.S., as well as organic margin improvement. We reported full year Operating Profit on a GAAP basis of $275 million (vs. $274 million in 2017) and non-GAAP Operating Profit* of $347 million, compared to $281 million in 2017. Our Operating Margin Rate on a GAAP basis was 7.9% (vs. 8.2% in 2017) and on a non-GAAP basis was 10.1% (vs. 8.8% in 2017). Earnings per share was $(0.65) on a GAAP basis and $3.46 on a non-GAAP basis. Our Compensation Committee and Board continue to adhere to a philosophy that aligns pay and performance through awards of annual and long-term incentives that balance management performance and shareholder returns. As we enter 2019, we remain dedicated to growing our Company and continuing to deliver value to our shareholders, while maintaining our high standards of corporate governance and our unwavering commitment to safety and security for our customers and employees.

Your vote at the annual shareholder meeting is important. Whether or not you plan to attend the meeting, we urge you to vote as soon as possible. There are two ways to vote. You can complete, sign, date and return the enclosed proxy in the envelope provided or you can vote on the internet.

We look forward to seeing you at the annual meeting and thank you for your continued support.

Sincerely,

Douglas A. Pertz President and Chief Executive Officer	Michael J. Herling Chairman of the Board

*	Reconciliations of non-GAAP to GAAP results appear in Annex A.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 2, 2019

The annual meeting of shareholders of THE BRINK’S COMPANY will be held on May 2, 2019 at 10:00 a.m. local time at the Hilton Dallas/Southlake Town Square, 1400 Plaza Place, Southlake, Texas 76092 for the following purposes:

1.	To elect as directors the eight nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring in 2020.

2.	To approve an advisory resolution on named executive officer compensation.

3.	To approve the selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 1, 2019 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. This proxy statement and the accompanying form of proxy and annual report to shareholders are being mailed to shareholders of record as of the close of business on March 1, 2019, commencing on or about March 21, 2019.

Please note that brokers may not vote your shares on the election of directors or the advisory vote on named executive officer compensation in the absence of your specific instructions as to how to vote.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD OR VOTE ON THE INTERNET. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

Lindsay K. Blackwood

Secretary

March 15, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 2, 2019.

The annual report to shareholders and proxy statement are available at:

http://investors.brinks.com/2019annualmeetingmaterials

The Brink’s Company

PROXY SUMMARY

To help you review The Brink’s Company’s (“Brink’s” or the “Company”) 2019 proxy statement, we have summarized several key topics below. The following description is only a summary.

For more complete information about these topics, please review the complete proxy statement and the Company’s 2018 Annual Report on Form 10-K.

2018 Highlights

Brink’s is the global leader in total cash management, route-based logistics and payment solutions, including cash-in-transit, ATM services, cash management services, including vault outsourcing, money processing and intelligent safe services, and international transportation of valuables to financial institutions, retailers, government agencies (including central banks), mints, jewelers and other commercial operations around the world. We serve customers in more than 100 countries and have approximately

62,400 employees worldwide. A significant portion of our business is conducted internationally, with approximately 73% of our revenues earned outside the United States. Brink’s reported strong earnings growth in 2018. Following are key financial performance metrics that are monitored by management and the Board, reported to shareholders, and used in determining 2018 compensation for the named executive officers.

*

These non-GAAP financial measures are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). See page 35 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for a reconciliation of non-GAAP operating profit and revenue to the most directly comparable GAAP financial measures.

Executive Compensation Program

Our executive compensation program is structured to link compensation to Company and individual performance over the short- and long-term and to align the interests of executives and shareholders. We do this by using shares of the Company’s common stock (“Brink’s Common Stock”) and stock-

based awards in our incentive compensation programs and by maintaining robust executive stock ownership guidelines. Elements of compensation for Brink’s executives include base salary, annual incentives and long-term incentives (“LTI”).

2019 Proxy Statement	1

The Brink’s Company

Performance-Based and Variable Compensation in 2018

Annual Incentives	Annual Incentive Award Provides a cash award based on achievement of pre-established one-year non-GAAP operating profit and revenue goals as well as individual performance.
Long Term Incentives awarded in 2018

Internal Metric Performance Share Units (“Internal Metric PSUs”)

Paid out in shares of Brink’s Common Stock at the end of a three-year performance period, based on achievement of a pre-established three-year total non-GAAP EBITDA performance goal, and subject to a three-year vesting requirement. Represents 25% of the total LTI award for the named executive officers other than the Chief Executive Officer.

Relative Total Shareholder Return (“TSR”) Performance Share Units (“Relative TSR PSUs” and, together with the Internal Metric PSUs, the “PSUs”)

Paid out in shares of Brink’s Common Stock at the end of a three-year performance period, based on the Company’s TSR relative to that of companies in the S&P MidCap 400 with foreign revenues equal to or exceeding 50% of total revenues. Represents 25% of the total LTI award for each of the named executive officers.

Performance Stock Options

Each option represents the opportunity to purchase one share of Brink’s Common Stock at the end of a three–year vesting period at the price per share on the grant date, provided that the average closing price during any fifteen–day period between the grant date and the three–year anniversary equals or exceeds 125% of the closing price on the grant date (with respect to the stock options awarded to the named executive officers other than the Chief Executive Officer and with respect to half of the stock options awarded to the Chief Executive Officer) or equals or exceeds 150% of the closing price on the grant date (with respect to half of the options awarded to the Chief Executive Officer). Represents 75 % of the total LTI award for the Chief Executive Officer and 25% of the total LTI award for the other named executive officers.

Restricted Stock Units (“RSUs”)

Paid out in shares of Brink’s Common Stock and vesting in three equal annual installments. Represents 25% of the total LTI award for the named executive officers other than the Chief Executive Officer.

In 2018, performance-based compensation (which includes annual incentives, Internal Metric PSUs, Relative TSR PSUs and Performance Stock Options) represented approximately 90% of total target compensation for the Chief Executive Officer and approximately 59% of total target compensation (on average) for the Company’s other named executive officers, as illustrated below. See pages 36 - 37 for additional information about the long-term incentive awards.

2	2019 Proxy Statement

PROXY SUMMARY

2018 Compensation Decisions

In February 2018, the Compensation and Benefits Committee (the “Compensation Committee”) approved LTI awards of Internal Metric PSUs, Relative TSR PSUs, Performance Stock Options and RSUs to the Company’s named executive officers (no Internal Metric PSUs or RSUs were awarded to the Chief Executive Officer). Payouts of 2018 annual incentives to named executive officers were approved by the Compensation Committee in February 2019 ranging from approximately 108% to 137% of target (depending on the named executive officer), reflecting corporate performance that was above the target levels of the non-GAAP operating profit and revenue goals as well as performance in the countries within each executive’s area of responsibility (where applicable) and individual performance factors. In

February 2019, the Compensation Committee also

approved payouts for LTI awards granted in 2016, which consisted of Internal Metric PSUs, Relative TSR PSUs and RSUs. Relative TSR PSUs were paid out in shares of Brink’s Common Stock at 150% of target, reflecting relative TSR above the 75th percentile of peer companies and stock price appreciation of approximately 123% over the three-year period. Internal Metric PSUs were paid out in shares of Brink’s Common Stock at 110% of target, reflecting performance that was above the target level for the two-year non-GAAP operating profit goal beginning January 1, 2016 and ending December 31, 2017. These compensation decisions are more fully described in the Compensation Discussion and Analysis, beginning on page 25.

2019 Proxy Statement	3

The Brink’s Company

Corporate Governance

Brink’s is committed to good corporate governance and employs a number of practices that the Company’s Board of Directors (the “Board”) has determined are in the best interest of the Company and our shareholders. Following are examples of those practices.

What We Do and Don’t Do:

We strive to employ good governance practices	✓

Non-Executive Chairman—The Board annually appoints a Non-Executive Chairman of the Board and is structured to have a lead director if the Board determines to combine the roles of Chairman of the Board and Chief Executive Officer. This framework ensures the Board operates independently of management and that directors and shareholders have an independent leadership contact.

	✓	Majority Vote Standard—A director must tender his or her resignation if his or her election receives less than a majority vote in an uncontested election.
	✓	Executive Sessions—The independent members of the Board hold an executive session at each regular Board meeting.
	✓	Annual Director Elections—Each director stands for election by the Company’s shareholders each year.
	✓	Say on Pay—We provide shareholders with an annual advisory vote on named executive officer compensation.
✓

Proxy Access—A shareholder, or group of up to 20 shareholders, who have continuously owned at least 3% of our outstanding Common Stock for three years or more may nominate and include in our proxy statement up to the greater of two director nominees or 20% of our Board.

	✓	Special Meetings—Shareholders holding at least 20% of our outstanding common stock may call a special meeting.
Our compensation program is designed to align with shareholder interests	✓	Pay for Performance—Our executive compensation program links compensation to Company and individual performance over both the short- and long-term.
	✓	Stock Ownership Guidelines—We maintain robust stock ownership guidelines for the Chief Executive Officer and other executive officers.
	✓	Double Trigger Accelerated Vesting—Equity awards are subject to a “double trigger” for accelerated vesting in the event of a change in control followed by termination of employment.
We strive to adhere to good executive compensation practices	✓	Recoupment Policy—We maintain a recoupment policy for performance-based cash and equity-based incentive payments in the event of a financial restatement.
✓

Double Trigger Change in Control Agreements—We maintain change in control agreements that provide executives with benefits of up to two times the sum of salary and average annual incentive in the event of a change in control followed by termination of employment.

	✓	Independent Compensation Consultant—The Compensation Committee retains an independent compensation consulting firm that provides no other services to the Company.
	×	No Tax Gross-ups and No Excessive Perquisites—There are no tax gross-ups and we provide limited perquisites to executive officers.
	×	No Hedging—Directors and executive officers are prohibited from engaging in hedging transactions with respect to Company securities.
	×	No Repricing of Underwater Stock Options—The Brink’s Company 2017 Equity Incentive Plan prohibits re-pricing of underwater stock options without shareholder approval.

4	2019 Proxy Statement

PROXY SUMMARY

Voting Matters

Proposal	Board Voting Recommendation	Page Reference

1. Election of directors named in this proxy statement for a one year term	FOR each director nominee	17

2. Approval of an advisory resolution on named executive officer compensation	FOR	23

3. Approval of Deloitte and Touche LLP as the independent registered public accounting firm for 2019	FOR	74

Board Nominees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships

Paul G. Boynton	54	2010	Chairman, President and Chief Executive Officer, Rayonier Advanced Materials Inc.	Yes	• Audit and Ethics • Finance and Strategy (Chair)

Ian D. Clough	52	2016	Managing Director, DHL Supply Chain	Yes	• Audit and Ethics • Finance and Strategy

Susan E. Docherty	56	2014	Chief Executive Officer, Canyon Ranch	Yes	• Compensation (Chair) • Finance and Strategy

Reginald D. Hedgebeth	51	2011	Senior Vice President, General Counsel and Secretary, Marathon Oil Corporation	Yes	• Audit and Ethics (Chair) • Corporate Governance and Nominating

Dan R. Henry	53	2017	Retired Chief Executive Officer, NetSpend	Yes	• Compensation • Finance and Strategy

Michael J. Herling	61	2009	Partner, Finn Dixon & Herling	Yes	• Compensation • Corporate Governance and Nominating

Douglas A. Pertz	64	2016	Chief Executive Officer, The Brink’s Company	No

George I. Stoeckert	70	2016	Retired President of North America and Internet Solutions, Dun & Bradstreet	Yes	• Audit and Ethics • Corporate Governance and Nominating (Chair) • Finance and Strategy

Shareholder Engagement

At last year’s annual meeting of shareholders, over 98% of votes cast approved the “say on pay” proposal regarding the compensation awarded to named executive officers. The Compensation Committee and the Board take into account the results of the “say on pay” vote as they consider the design of the executive compensation program and policies.

There were no changes made to the Company’s executive compensation program in direct response to the 2018 “say on pay” voting results. Members of management and the Board continue to engage in outreach to the Company’s shareholders to discuss governance and compensation policies and practices and emerging issues.

2019 Proxy Statement	5

The Brink’s Company

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The mailing address of the principal executive office of the Company is 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100. Following are questions and answers regarding the annual meeting:

Why am I receiving this proxy statement?

You are receiving this proxy statement in connection with the solicitation of proxies by the Board to be voted at the 2019 annual meeting of shareholders (and at any adjournment or postponement of the 2019 annual meeting), for the purposes set forth in the accompanying notice. The annual meeting will be held on May 2, 2019, at 10:00 a.m., local time, at the Hilton Dallas/Southlake Town Square, 1400 Plaza Place, Southlake, Texas 76092.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy in a written document, that document is also called a proxy (or proxy card). Ronald J. Domanico and Lindsay K. Blackwood have been designated as proxies for the annual meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Who is entitled to vote at the annual meeting?

You are entitled to notice of the annual meeting and may vote your shares of Brink’s Common Stock if you owned them as of the close of business on March 1, 2019, which is the date that the Board has designated as the record date for the 2019 annual meeting of shareholders. On March 1, 2019, the Company had outstanding 49,705,023 shares of Brink’s Common Stock. Each share of Brink’s Common Stock is entitled to one vote.

What am I being asked to vote on?

The proposals scheduled to be voted on are:

(1)	Election of directors named in this proxy statement for a one-year term;

(2)	Advisory vote to approve named executive officer compensation; and
(3)	Selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for 2019.

What are the Board’s recommendations?

The Board recommends a vote FOR:

•	The election of directors named in this proxy statement for a one-year term;

•	The advisory vote to approve named executive officer compensation; and
•	The selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for 2019.

6	2019 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How many votes must be present to hold the annual meeting?

A majority of the outstanding shares of Brink’s Common Stock as of the record date must be present in person or represented by proxy at the annual meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held in street name (“Brokers’ Shares”) voted by brokers are included in determining the number of votes present.

Brokers’ Shares that are not voted on any matter will not be included in determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

What is a broker non-vote?

Under the rules of the New York Stock Exchange, a broker may vote Brokers’ Shares in its discretion on “routine matters,” but a broker may not vote on proposals that are not considered “routine.” When a proposal is a non-routine matter and the broker has not received voting instructions with respect to that proposal, the broker cannot vote on that proposal. This is commonly called a “broker non-vote.”

How many votes are needed to approve each proposal?

The following table summarizes the vote required to approve each proposal and the effects of abstentions, broker non-votes, and signed, but unmarked proxy cards, on the tabulation of votes for each proposal. For any other business that may properly come before the annual meeting, proxies will be voted in accordance with the judgment of the person voting the proxies.

Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Shares/Effect of Broker Non- Votes	Signed but Unmarked Proxy Cards

1.	Election of director nominees set forth in this proxy statement for a one-year term	Votes cast in favor must exceed the votes cast opposing the election of each director	No effect	Not voted/no effect	Voted “FOR”

2.	Advisory vote to approve named executive officer compensation	Votes cast in favor must exceed the votes cast opposing the action	No effect	Not voted/no effect	Voted “FOR”

3.	Approval of the selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for 2019	Votes cast in favor must exceed the votes cast opposing the action	No effect	Discretionary vote by broker	Voted “FOR”

The Company’s bylaws provide that the Chairman of the annual meeting will determine the order of business and the voting and other procedures to be observed at the annual meeting. The Chairman is authorized to declare whether any business is properly brought before the annual meeting, and business not properly brought before the annual meeting will not be transacted. We are not aware of any matters that are to come before the annual meeting other than those described in this proxy statement. If other matters do properly come before the annual meeting, however, it is the intention of the persons named in the enclosed proxy card to exercise the discretionary authority conferred by the proxy to vote such proxy in accordance with their best judgment.

2019 Proxy Statement	7

The Brink’s Company

Can I revoke my proxy?

The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the annual meeting and voting in person. See “Questions and

Answers About the Annual Meeting—How do I attend the annual meeting? What should I bring?” Attendance at the annual meeting will not by itself constitute a revocation.

Who pays for the solicitation of votes?

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Brink’s Common Stock and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with their solicitation efforts. The Company has retained Innisfree M&A Incorporated to perform proxy advisory and solicitation services. The fee of Innisfree M&A Incorporated in connection with the 2019 annual meeting is estimated to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

How do I attend the annual meeting? What should I bring?

Shareholders who wish to attend the annual meeting and vote in person and who need directions to the annual meeting may contact the Corporate Secretary at (804) 289-9600. Shareholders of record who wish to vote in person at the annual meeting will be able to request a ballot at the annual meeting. Shareholders who hold their shares through a broker in “street name” and who wish to vote in person at the annual meeting will not be able to vote their shares at the annual meeting without a legal proxy from the street name holder of record. Those shareholders should contact their brokers for further information.

Who will count the votes?

Shareholder votes at the annual meeting will be tabulated by the Company’s transfer agent, American Stock Transfer & Trust Company.

8	2019 Proxy Statement

The Brink’s Company

CORPORATE GOVERNANCE

Board of Directors

Role of the Board of Directors

The Board is responsible for advancing the interests of the shareholders by providing advice and oversight of the strategic and operational direction of the Company; overseeing the governance of the Company and the Company’s executive management, including the Chief Executive Officer; and reviewing the Company’s business initiatives, capital projects and budget matters. To do this effectively, the Company has established clear and specific Governance Guidelines for the Board (referred to as our Governance Policies) that, along with Board committee charters and our Code of Ethics, provide the framework for the governance of the Company.

Board Leadership Structure

The Board does not have a policy on whether the roles of the Chief Executive Officer and Chairman should be separate. The Board regularly evaluates relevant factors to determine the best leadership structure for the Company’s operating and governance environment at the time. In accordance with good governance practices, the Board’s policy is to appoint a lead director from among the independent members of the Board in the event that the roles of Chairman and Chief Executive Officer are combined. In response to significant changes in the Company’s leadership, in 2016, the Board appointed Michael J. Herling as the non-executive Chairman of the Board. The Board believes the separation of the offices of Chairman of the Board and Chief Executive Officer was appropriate at that time as it allowed, and continues to allow, Mr. Pertz to focus primarily on Brink’s business strategy and operations and Mr. Herling to provide the independent leadership of the Board. As the non-executive chairman of the Board, Mr. Herling has the following responsibilities:

•	presides over meetings of the Board and shareholders;

•	calls meetings and executive sessions of the Board;

•	develops the meeting agendas and ensures critical issues are addressed;

•	facilitates communication between and among directors and management and ensures the quality, quantity and timing of information from management;

•	has a lead role in the evaluation of the Chief Executive Officer;

•	serves as the representative of the Board with management and the public and interacts with shareholders on behalf of the Board at the Board’s discretion;

•	facilitates communication between the Board and investors, at the Board’s discretion;

•	promotes effective communications on developments occurring between Board meetings; and

•	performs such other duties assigned from time to time by the Board.

If the Chairman and CEO roles were to be combined in the future, a lead director would be appointed. We expect that a lead director would have the following responsibilities:

•	preside over meetings of the independent directors;

•	work with the Chairman and Chief Executive Officer to develop meeting agendas and ensure critical issues are addressed;

•	act as a principal liaison between independent directors and the Chief Executive Officer and brief the Chief Executive Officer on issues of concern that arise during executive sessions of independent directors;

•	have a lead role in the evaluation of the Chief Executive Officer (if the Chairman also serves as the Chief Executive Officer);

•	take the lead in assuring that the Board carries out its responsibilities in circumstances where the Chief Executive Officer is incapacitated or unable to act;

•	serve as the primary non-management contact with shareholders, as needed; and

•	perform such other duties assigned from time to time by the Board.

2019 Proxy Statement	9

The Brink’s Company

Meetings of the Board and Director Attendance

The Board met six times in 2018. During 2018, all incumbent directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which they served.

Executive Sessions of the Board

The non-management members of the Board meet regularly without management present. The Chairman presides over each meeting of the independent Board members.

Director Attendance at Annual Meeting

The Company has no formal policy with regard to Board members’ attendance at annual meetings. All of the directors then in office, with the exception of Mr. Boynton, attended the 2018 annual meeting of shareholders.

Board Independence

For a director to be deemed “independent,” the Board must affirmatively determine, in accordance with the listing standards of the New York Stock Exchange, that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board has adopted the following categorical standards as part of its Governance Policies:

1.

A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.

A director who has received or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.

(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) a director who was or whose immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, in any such instance ((A)-(D)) is not independent.

4.

A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, is not independent.

5.

A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

10	2019 Proxy Statement

CORPORATE GOVERNANCE

The Board has affirmatively determined that Ms. Docherty and Messrs. Boynton, Clough, Hedgebeth, Henry, Herling, and Stoeckert are independent under the listing standards of the New York Stock Exchange and the categorical standards described above. The Board has determined that the members of the Audit and Ethics Committee (the “Audit Committee”) and the Compensation Committee meet the heightened independence requirements for service on the Audit Committee and Compensation Committee set forth in the respective committees’ charters. In addition, the Board has determined that the members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and, to the extent necessary to qualify compensation incentives for 162(m) Transition Relief, “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).

Committees of the Board

The Board has four standing committees: the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) and Finance and Strategy Committee (the “Finance Committee”). Each committee has a separate chairperson and each of the committees is composed solely of independent directors. The charters for each of the committees describe the specific authority and responsibilities of each committee and are available on our website at www.brinks.com.

Committee Membership as of December 31, 2018

Name	Audit	Compensation	Corporate Governance	Finance

Mr. Boynton	✓

Mr. Clough*	✓			✓

Ms. Docherty**				✓

Mr. Hedgebeth			✓

Mr. Henry		✓		✓

Mr. Herling* **		✓	✓

Mr. Pertz

Mr. Stoeckert	✓			✓

2018 Meetings	8	5	4	7

Chairperson
✓	Member

*	Mr. Clough was appointed to the Finance Committee on February 22, 2018. As of February 22, 2018, Mr. Herling was no longer a member of the Finance committee.

**	Ms. Docherty was appointed as Chair of the Compensation Committee on October 4, 2018. As of October 4, 2018, Mr. Herling was no longer Chair of the Compensation Committee.

2019 Proxy Statement	11

The Brink’s Company

Audit Committee

The Audit Committee oversees management’s conduct of the Company’s financial reporting process and the integrity of its financial statements, including the Company’s accounting, internal controls and internal audit function. The Audit Committee also evaluates the qualifications and performance of the Company’s independent auditors, assesses the independence of the Company’s independent auditors and oversees the annual independent audit of the Company’s financial statements and the Company’s legal and regulatory compliance, as well as ethics programs.

The Board has identified each of Messrs. Boynton, Clough and Stoeckert as an “audit committee financial expert” as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Board has also determined that each of the members of the Audit Committee is financially literate under New York Stock Exchange standards.

Compensation Committee

The Compensation Committee is responsible for overseeing the policies and programs relating to the compensation of the Chief Executive Officer, and other senior executives, including policies governing salaries, incentive compensation and terms and conditions of employment. For a further discussion of the Compensation Committee, see “Compensation Discussion and Analysis.”

Corporate Governance Committee

The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending to the Board director nominees. The Corporate Governance Committee also oversees the corporate governance of the Company, including recommending to the Board the Governance Policies, and the annual evaluation of the Board’s performance. In addition, the Corporate Governance Committee recommends to the Board any changes in non-employee director compensation.

Finance Committee

The Finance Committee monitors the Company’s strategic direction, recommends to the Board dividend and other actions and policies regarding the financial affairs of the Company, and is responsible for oversight of the Company’s 401(k) Plan and the Frozen Pension Plan, and any similar plans that may be maintained from time to time by the Company. The Finance Committee has authority to adopt amendments to the Company’s 401(k) Plan and the Frozen Pension and Pension Equalization Plans.

Director Nominating Process

The Corporate Governance Committee regularly engages in succession planning for the Board. In accordance with the Governance Policies and the Corporate Governance Committee charter, the Corporate Governance Committee periodically assesses whether any vacancies on the Board are expected due to retirement or other factors and considers possible director candidates. The Corporate Governance Committee has used professional search firms to identify candidates based upon the director membership criteria described in the Governance Policies.

The Corporate Governance Committee’s charter provides that the Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Corporate Governance Committee through the method described below under “Communications with Non-Management Members of the Board of Directors.” In accordance with the Company’s bylaws, any shareholder of record entitled to vote for the election of directors at a meeting of shareholders may nominate persons for election to the Board, if the shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Other Information—Shareholder Proposals and Director Nominations” on page 77.

The Corporate Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Governance Policies. The Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole, the balance of management and independent directors, and the need for particular expertise. In addition, while there is not specific weight given to any one factor, the Corporate Governance Committee will evaluate a candidate’s business experience, diversity, international background or experience, the number of

12	2019 Proxy Statement

CORPORATE GOVERNANCE

other directorships held, leadership capabilities, and any other skills or experience that would contribute to the overall effectiveness of the Board of Directors.

When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance Committee considers that individual’s past contribution and future commitment to the Company. The Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.

After evaluating any potential director nominees, the Corporate Governance Committee makes a recommendation to the full Board, and the Board determines the nominees. The evaluation process of prospective director nominees is the same for all nominees, regardless of the source from which the nominee was first identified.

The Company did not receive any notice of a director candidate recommended by a shareholder or group of shareholders owning more than 5% of the Company’s voting common stock for at least one year as of the date of recommendation on or prior to November 23, 2018, the date that is 120 days before the anniversary date of the release of the prior year’s proxy statement to shareholders.

Board Evaluations

The Board annually assesses the effectiveness of the full Board and the performance of its committees. The Corporate Governance Committee is charged with overseeing this process. In 2016, the Board implemented periodic evaluations by a third party and individual director assessments.

Board Role in Risk Oversight

The Board is responsible for the Company’s overall risk oversight and receives regular reports from management on the Company’s risk management program (described below) and from the Board’s Audit, Compensation, Corporate Governance, and Finance Committees, each of which is responsible for risk oversight within its area of responsibility. Management is responsible for the Company’s risk management. Through the Company’s enterprise risk management (“ERM”) program, management identifies and addresses significant risks facing the Company. Under the ERM program, a team of senior executives identifies and prioritizes risks, and assigns an executive to address each major identified risk area, including by monitoring relevant mitigation plans and processes.

The Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. As part of its responsibilities, the Audit Committee oversees the Company’s financial policies, including financial risk management. Management holds regular meetings that identify, discuss and assess financial risk from current macro-

economic, industry and company-specific perspectives. As part of its regular reporting process, management reports and reviews with the Audit Committee the Company’s material financial risks, proposed risk factors and other public disclosures, mitigation strategies, and the Company’s internal controls over financial reporting. The Audit Committee also engages in periodic discussions with the Chief Financial Officer, the Vice President, Internal Audit and other members of management regarding risks.

Each of the other committees of the Board considers risks within its respective areas of responsibility and regularly reports to the Board on issues related to the Company’s risk profile. The Compensation Committee considers any risks related to the Company’s executive compensation programs and has oversight responsibility for the Company’s review of all compensation policies and procedures to determine whether they present significant risks. The Corporate Governance Committee considers risks relating to governance and succession planning. The Finance Committee reviews risks related to strategic transactions and oversees risks related to the Company’s liquidity, credit ratings, and pension and savings plans.

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The Brink’s Company

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, the Compensation Committee reviews and considers any potential risk implications created by compensation awards. The Compensation Committee believes that the executive compensation program is designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and that the balance of compensation elements does not encourage excessive risk taking. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components. In connection with its ongoing risk assessment, the Compensation Committee notes the following attributes of the executive compensation program:

•	the balance between fixed and variable compensation, short- and long-term compensation, and cash and equity payouts;

•	the alignment of LTI with selected performance measures that reflect the Company’s business plan, and its financial and operational goals;

•	the Compensation Committee’s authority to apply negative discretion to annual incentive plan payouts if the Compensation Committee believes that such payouts do not appropriately reflect performance of a particular executive, the Company or a business unit;

•	the placement of a significant portion of executive pay “at risk” and dependent upon the achievement of specific corporate performance goals with verifiable results, with pre-established threshold, target and maximum payment levels;
•	the use of relative shareholder return as a performance metric for LTI awards;

•	the Company’s compensation recoupment policy, which applies to performance-based cash and performance-based incentive compensation paid to executive officers and other recipients;

•	the balance between risks and benefits of compensation as related to attracting and retaining executives and other senior leaders;

•	the Company’s executive stock ownership guidelines, which align the interests of the executive officers with those of the Company’s shareholders; and

•	regular review of the executive compensation program by an independent compensation consultant.

The Compensation Committee also has oversight over the Company’s responsibility to review all Company compensation policies and procedures, including the incentives that they create, to assess risk. At the Compensation Committee’s direction, the Company’s Human Resources Department in partnership with the Internal Audit Department, conducted a risk assessment of the Company’s compensation programs during 2018. Based on its assessment, management concluded that the compensation policies and practices of the Company and its subsidiaries for employees do not create risks that are reasonably likely to have a material adverse effect on the Company, and management presented the results of its assessment to the Compensation Committee.

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CORPORATE GOVERNANCE

Policy and Process for Approval of Related Person Transactions

The Company has adopted a policy in the Audit Committee’s charter regarding the review and approval of related person transactions. In the event that the Company proposes to enter into such a transaction, it must be referred to the Audit Committee. The Audit Committee is required to review and approve each related person transaction and any disclosures required by Item 404 of Regulation S-K. The Audit Committee reviews any related person transactions on a case-by-case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer) or a beneficial owner of more than 5% of the outstanding Brink’s Common Stock (or an immediate family member of such owner).

During 2018, there were no related person transactions under the relevant standards.

Communications with Non-Management Members of the Board of Directors

The Company’s Governance Policies set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent by U.S. mail to “Chairman” at the Company’s Richmond, Virginia address. All such correspondence is provided to the Chairman of the Board at, or prior to, the next executive session held at a regular Board meeting.

Succession Planning

The Board regularly engages in succession planning for the Chief Executive Officer role. Members of the Board (with oversight from the Corporate Governance Committee) annually review and discuss an evaluation of potential Chief Executive Officer successors. The Board ensures that meeting agendas for the Board and its committees provide directors with exposure to and opportunities to assess potential successors. The Board annually reviews the emergency succession plan for the Chief Executive Officer.

Political Contributions

In general, it is not the Company’s practice to make financial or in-kind political contributions with corporate assets, even when permitted by applicable law. The Company complies with all applicable state and federal laws related to the disclosure of lobbying activities.

The Company administers, under federal and state election laws, The Brink’s Company Political Action Committee, which is a non-partisan political action committee comprised of the Company’s managerial and professional U.S. employees who voluntarily pool their financial resources to support the Company’s efforts to promote the business interests of the Company through the legislative process.

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The Brink’s Company

Resignation and Retirement

Under the Company’s Governance Policies, a director who retires or whose job responsibilities change materially from those in effect at the time the director was last elected to the Board should submit his or her resignation to the Board. The Corporate Governance Committee will then review and consider the director’s resignation and make a recommendation to the Board whether to accept or decline the resignation. In addition, the Board maintains a policy that a director may not stand for election to the Board for any term during which his or her 72nd birthday would fall more than six months prior to the expiration of that term.

The Company’s Governance Policies also provide that any nominee for director in an uncontested election who receives a greater number of shareholder votes “against” his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board. The Corporate Governance Committee will then evaluate the best interests of the Company and will recommend to the Board whether to accept or reject the tendered resignation. Following the Board’s determination, the Company will disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached.

16	2019 Proxy Statement

The Brink’s Company

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Articles of Incorporation and bylaws, directors are nominated for election (or re-election) to one-year terms. Each of the Company’s directors is serving a term that expires in May 2019.

The Corporate Governance Committee has recommended, and the Board has approved Ms. Docherty and Messrs. Boynton, Clough, Hedgebeth, Henry, Herling, Pertz and Stoeckert each as nominees for election to a one-year term expiring in 2020. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless otherwise specified, all proxies will be voted in favor of Ms. Docherty and Messrs. Boynton, Clough, Hedgebeth, Henry, Herling, Pertz and Stoeckert for election as directors of the Company. The Board has no reason to believe that any of the nominees is not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

Set forth below for each director nominee is information concerning the nominee’s age, principal occupation, employment (including other positions with the Company), directorships during the past five years, and the year in which he or she first became a director of the Company. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee should serve as a director, in light of the Company’s business and structure.

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The Brink’s Company

Criteria for Board Membership

The Company’s Corporate Governance Policies set forth the criteria for director membership, which include:

•	business experience,

•	diversity,

•	international background,

•	the number of other directorships held,

•	leadership capabilities, and

•	any other skills or experience which would be of assistance to management in operating the Company’s business.

With respect to business and other experience, the Committee considers, on an ongoing basis, those skills and experiences that are important to the Company’s current and future business needs, including, among others:

finance	technology

risk management	regulatory matters

international business operations	talent management and succession planning

strategic business development	government relations

sales and marketing	legal and compliance

customer relations	internal controls

business turnarounds	supply chain and procurement

financial services industry experience	entrepreneurial experience

logistics services industry experience	mergers and acquisitions

When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance Committee considers that individual’s past contribution and future commitment to the Company. The Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.

18	2019 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS FOR A ONE-YEAR TERM EXPIRING IN 2020

PAUL G. BOYNTON Age: 54 Director since: 2010 Audit Committee Finance Committee (Chair)

Mr. Boynton has served as the Chairman, President and Chief Executive Officer of Rayonier Advanced Materials Inc. (a global producer of high-value cellulose fibers, packaging materials and forest products) since June 2014. Mr. Boynton previously served as President and Chief Executive Officer of Rayonier Inc. from January 2012 through June 2014, Chairman from May 2012 through June 2014, and President and Chief Operating Officer from 2010 to 2011. Mr. Boynton is also a member of the Board of Governors and its Executive Committee of the National Council for Air and Stream Improvement, a member of the Board of Directors of the National Association of Manufacturers and a member of the Board of Directors of the Federal Reserve Bank of Atlanta’s Jacksonville Branch. During the past five years, Mr. Boynton has also served as a director of Rayonier Inc. Mr. Boynton brings to the Board executive-level experience in the areas of international business operations, strategic business development and planning and finance, developed through his roles at Rayonier Advanced Materials Inc. and Rayonier Inc. He also contributes his significant expertise in risk management, sales and marketing, consumer sales and service and customer relations.

IAN D. CLOUGH Age: 52 Director Since: 2016 Audit Committee Finance Committee

Mr. Clough has served as the Managing Director, Network, Logistics and Transport at DHL Supply Chain since June 2018. From May 2016 to June 2018, he was an independent management consultant. He previously served as Managing Director of International Europe for TNT Express N.V. (a Netherlands-based international courier delivery services company) from April 2014 to May 2016 and also served as a Member of the company’s Management Board during that time. Previously, Mr. Clough served as Chief Executive Officer of DHL Express (USA), part of the Deutsche Post DHL Group from 2009 to 2014. Mr. Clough has experience in general management as well as in leading business turnarounds. He also brings to the Board deep transportation and logistics industry insight and knowledge as well as experience in leading international businesses.

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The Brink’s Company

SUSAN E. DOCHERTY Age: 56 Director since: 2014 Compensation Committee (Chair) Finance Committee

Ms. Docherty has served as the Chief Executive Officer of Canyon Ranch, a company that promotes healthy living and provides luxury spa vacations on land and at sea, since May 2015. Previously, Ms. Docherty was the General Motors Vice President with profit and loss and operating responsibility as President and Managing Director for Chevrolet and Cadillac Europe, General Motors Company (an automobile manufacturing company), having served in this position from December 2011 through September 2013. Ms. Docherty previously served as General Motors Company’s Vice President of International Operations Sales, Marketing and Aftersales from 2010 to 2011 and Vice President U.S. Sales, Service and Marketing from 2009 to 2010. In these roles, Ms. Docherty developed executive-level experience in international business operations, technology, strategic planning, business transformation, regulatory matters and talent management, as well as significant experience in consumer sales and marketing, which benefit the Brink’s Board.

REGINALD D. HEDGEBETH Age: 51 Director since: 2011 Audit Committee (Chair) Corporate Governance Committee

Mr. Hedgebeth has served as the Senior Vice President, General Counsel and Secretary of Marathon Oil Corporation (an independent global exploration and production company), since April 2017. Mr. Hedgebeth previously served as the General Counsel, Corporate Secretary and Chief Ethics & Compliance Officer of Spectra Energy Corp (a natural gas, liquids and crude oil infrastructure company with gathering and processing, transmission, storage and distribution operations throughout North America) from 2009 to March 2017. Mr. Hedgebeth also served as General Counsel for Spectra Energy Partners, LP (a Delaware Master Limited Partnership formed by Spectra Energy Corp to own and operate natural gas, liquids and oil transportation and storage assets) from 2014 to March 2017. From 2005 to 2009, he served as Senior Vice President, General Counsel and Secretary of Circuit City Stores, Inc. Mr. Hedgebeth brings to the Board his extensive experience in legal and compliance matters, including securities, corporate governance, ethics, business development and financing, intellectual property and government regulatory matters. He also contributes executive-level experience in government relations and advocacy, internal controls, strategy, supply chain and procurement, risk management and corporate restructuring developed through his work for Marathon Oil Corporation, Spectra Energy Corp and Circuit City Stores, Inc.

20	2019 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS

DAN R. HENRY Age: 53 Director since: 2017 Compensation Committee Finance Committee

Mr. Henry has been a private investor and advisor since 2014 and previously served as Chief Executive Officer of NetSpend, a leading provider of prepaid debit cards for personal & commercial use, from 2008 to 2014. Prior to that, he served as president and chief operating officer of Euronet, a global leader in processing secure electronic financial transactions from 1994 to 2006. He was also a co-founder of Euronet and served on its board until January 2008. Mr. Henry currently serves on the Board of Directors of 3PEA International (a payment solution provider) and is a member of the Board of Directors of a number of privately held companies, including Balance Innovations, Rx Savings Solutions, card.com, Dama Financial, and Align Income Share Funding, in the payments and technology industries. Mr. Henry is a seasoned financial services industry entrepreneur who brings valuable senior leadership experience and insight to the Board.

MICHAEL J. HERLING Age: 61 Director since: 2009 Chairman of the Board Compensation Committee Corporate Governance Committee

Mr. Herling is a founding partner of Finn Dixon & Herling LLP (a law firm that provides corporate, transactional, securities, investment management, lending, tax, executive compensation and benefits and litigation counsel). He has held that position since 1987. He currently serves as a member of the Board of Directors of the Board of Trustees of Colgate University. During the past five years, he has served as a director of DynaVox Inc. The Board benefits from Mr. Herling’s entrepreneurial experience as a founding partner of Finn Dixon & Herling and his extensive legal experience representing corporate and institutional clients and their boards of directors with a focus on strategic initiatives and complex transactions such as mergers and acquisitions, securities offerings and financings. Through his varied Board experience, Mr. Herling has gained experience and knowledge in corporate governance and compliance, risk oversight, audit, succession planning and executive compensation matters.

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The Brink’s Company

DOUGLAS A. PERTZ Age: 64 Director since: 2016

Douglas A. Pertz has served as the President and Chief Executive Officer and a director of The Brink’s Company since June 2016. From April 2013 to May 2016, Mr. Pertz was the President and Chief Executive Officer and a director of Recall Holdings Limited (a global provider of digital and physical information management and security services) and from 2011 to 2013, was a partner with Bolder Capital, LLC (a private equity firm specializing in acquisitions and investments in middle market companies). Prior to 2011, Mr. Pertz also held positions of President, Chief Executive Officer and Chairman of the Board of IMC Global (now Mosaic Company) and Culligan Water Technologies. He currently serves as a member of the Boad of Directors of Advance Auto Parts, Inc. (an automotive aftermarket parts provider). During the past five years, Mr. Pertz served on the Board of Directors of Recall Holdings Limited. Mr. Pertz brings to the Board significant chief executive officer experience, including leadership of large, multinational companies and expertise in the areas of finance, mergers, acquisitions and divestitures, developed during his tenure at several investment firms and operating companies. His operational expertise in the areas of secure storage, business-to-business services and branch-based, route-based logistics companies are highly valuable to the Brink’s Board.

GEORGE I. STOECKERT Age: 70 Director Since: 2016 Audit Committee Corporate Governance Committee (Chair) Finance Committee

Mr. Stoeckert has been a private investor and advisor since 2011. He served as Interim President and Chief Executive Officer of The Brink’s Company from May 2016 to June 2016, and previously served as President of North America and Internet Solutions at Dun & Bradstreet from 2009 to 2011. Prior to that, he held various senior leadership positions at Automatic Data Processing, Inc. (“ADP”), including President of Employer Services International and President of the Major Accounts Services Division. Before joining ADP, Mr. Stoeckert served as President of the Insurance Management Services Division at Ryder System, Inc. Mr. Stoeckert currently serves on the Board of Directors of Theragenics, Inc. (a medical device company) and as an advisor to Bridge Growth Partners LLC (a private equity firm). During the past five years, Mr. Stoeckert has also served as a director of Onvia, Inc. (a business intelligence company), and Capital Re Corporation (a financial guarantee company). Mr. Stoeckert has a broad domestic and international business background, including strategic planning, finance, technology and operational expertise, and brings to the Board significant related-industry experience from his leadership roles at ADP and Ryder System, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT

THE SHAREHOLDERS VOTE FOR THE EIGHT

NOMINEES NAMED IN THIS PROXY STATEMENT

FOR ELECTION AS DIRECTORS.

22	2019 Proxy Statement

The Brink’s Company

PROPOSAL NO. 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company is seeking shareholder approval of an advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement.

The Company maintains a pay for performance compensation philosophy and an executive compensation program that is designed to:

•	incentivize and reward executives who contribute to the achievement of the Company’s business objectives and the creation of long-term shareholder value, without encouraging unnecessary and excessive risks;

•	attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success;

•	align the interests of the named executive officers with those of shareholders through equity-based LTI awards and robust stock ownership guidelines; and

•	provide an appropriate and balanced mix of short-term and long-term compensation elements.

In deciding how to vote on this proposal, the Board asks that you consider the following key points with respect to our executive compensation program:

•	We pay for performance. The 2018 compensation awarded to the named executive officers reflects the compensation principles listed above as well as the Company’s results for the year. Annual incentive awards were paid according to the Company’s achievement of non-GAAP operating profit and revenue results as well as individual performance. LTI awards consisted of Internal Metric PSU, Relative TSR PSU, Performance Stock Option and RSU awards to ensure continued alignment between executive officer compensation and long-term shareholder value. To further strengthen shareholder alignment for the Chief Executive Officer role, Mr. Pertz received only Performance Stock Options and Relative TSR PSUs as part of his 2018 LTI award.

•	The Compensation Committee regularly reviews the Company’s executive compensation program. The Compensation Committee reviews the Company’s executive compensation program to ensure that it is aligned with the competitive market and reflects the compensation principles listed above.

•	The executive compensation program is designed to align the interests of executives and shareholders. The LTI program is designed to ensure strong alignment with shareholder value through payment in shares of Brink’s Common Stock. The Compensation Committee uses a focused peer group that includes companies in similar industries, with similar characteristics to Brink’s as its reference point, as well as relevant survey data, as needed, for assessing executive officer compensation against the market.

•	There are no tax gross-ups upon a change in control for executive officers and no excessive perquisites. None of the Company’s executive officers is subject to any agreement or policy that provides excise tax gross-ups upon a change in control. We provide limited perquisites to our executive officers.

•	The Compensation Committee uses an independent compensation consultant. The Compensation Committee’s consultant reports directly to the Committee and does not perform any work for management. In performing its services, the consultant works closely with management at the Committee’s direction.

•	We engage with our shareholders. The Company maintains a shareholder outreach program to connect with shareholders throughout the year to gain insight into shareholders’ perspectives on key governance and compensation issues.

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The Brink’s Company

•	The Company may take advantage of tax deductibility for compensation of executives to the extent 162(m) Transition Relief is available. The Board and shareholders previously approved an LTI program that is intended to permit the Company, if appropriate and if permitted, to take tax deductions for payments under Section 162(m) of the Code where 162(m) Transition Relief remains available.

You are encouraged to review the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 25 through 58 of this proxy statement, which provide a comprehensive review of the Company’s executive compensation program and its elements, objectives and rationale.

In accordance with Section 14A of the Exchange Act rules, shareholders are asked to approve the following non-binding resolution:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the

Company’s named executive officers, as disclosed in the Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table, the other related tables and the accompanying narrative on pages 25 through 58.”

The Company holds this non-binding advisory vote annually. The shareholder vote on this proposal will be non-binding on the Company and the Board and will not be construed as overruling a decision by the Company or the Board. However, the Board and the Compensation Committee value the opinions that shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT

SHAREHOLDERS VOTE FOR THE APPROVAL OF THE

NON-BINDING RESOLUTION ON NAMED

EXECUTIVE OFFICER COMPENSATION.

24	2019 Proxy Statement

The Brink’s Company

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2019 CD&A

This Compensation Discussion and Analysis (“CD&A”) and the executive compensation tables that follow describe the compensation of the Company’s named executive officers:

•	Douglas A. Pertz, President, Chief Executive Officer and President, North America

•	Ronald J. Domanico, Executive Vice President and Chief Financial Officer

•	Michael F. Beech, Executive Vice President and President, Brazil, Mexico and Security

•	McAlister C. Marshall, II, former Senior Vice President, General Counsel and Chief Administrative Officer (as of January 1, 2019, Mr. Marshall was no longer serving as an executive officer of the Company)

•	Amit Zukerman, Executive Vice President and President, Global Operations and Brink’s Global Services

Information about named executive officers’ salaries and any changes in 2018 can be found under “Base Salary” on page 31. Information about annual incentive targets and awards appears under “Annual Cash Incentives Awards – EIP and BIP” beginning on page 31. Information about LTI targets and awards appears under “Long—Term Incentive Compensation” beginning on page 35.

2018 in Review

Brink’s reported strong earnings growth in 2018. Following are key financial performance metrics that are monitored by management and the Board, reported to shareholders, and used in determining compensation amounts for the named executive officers.

*

These non-GAAP financial measures are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). See page 35 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for a reconciliation of non-GAAP operating profit and revenue to the most directly comparable GAAP financial measures.

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The Brink’s Company

2018 Annual and Long-Term Incentive Payouts

Incentive program payout determinations for 2018 for the named executive officers reflect the Company’s performance against specific, pre-established financial goals. The named executive officers received 2018 annual incentive payouts under the Executive Incentive Plan (“EIP”) at a range of approximately 108% to 137% of their respective targets. These payouts reflect adjusted results that were above the target non-GAAP operating profit of $365 million and the target non-GAAP revenue of $3.4 billion established under the Company’s Brink’s Incentive Plan, as well as performance in the countries within each executive’s area of responsibility (where applicable) and individual performance factors. See the description of 2018 annual incentive payouts beginning on page 33.

Payouts for Relative TSR PSUs for the 2016 – 2018 performance period reflect TSR above the 75th percentile of the peer companies (reflecting stock price appreciation of approximately 123%), which resulted in payment of 150% of the target Relative TSR PSUs awarded in 2016. Payouts for Internal Metric PSUs for the 2016 – 2018 performance period reflect performance above the target level of non-GAAP operating profit established by the Compensation Committee and resulted in payment to each named executive officer of 110% of his target Internal Metric PSUs awarded in 2016. See pages 37 and 38 for a description of LTI payouts.

2018 Compensation for Chief Executive Officer, Douglas A. Pertz

The primary components of compensation for the Chief Executive Officer consist of base salary, annual incentive and long-term incentive.

For 2018, the Compensation Committee established an annual incentive target of 125% of Mr. Pertz’s base salary. Mr. Pertz received an annual incentive payout of $1,504,913 in March 2019, which represented approximately 123% of the target in light of Brink’s performance against the pre-established performance goals and Mr. Pertz’s individual performance. In February 2018, the Compensation Committee approved an LTI award in the amount of $7,500,000 for Mr. Pertz, which was made up entirely of performance-based equity awards, a majority of which are Performance Stock Options that link vesting to stock price appreciation of 25% for certain awards and 50% for other awards, and are also subject to a three year time vesting requirement. In setting Mr. Pertz’s 2018 LTI, the Compensation Committee considered relevant market data as well as his performance since being appointed Chief Executive Officer in June 2016, expected future contributions to the Company, and the retentive value of the award.

Say on Pay Results and Shareholder Engagement

At the 2018 annual meeting, over 98% of votes cast on the “say on pay” proposal approved the compensation awarded to named executive officers.

The Compensation Committee and the Board take into account the results of the “say on pay” vote as they consider the design of the executive compensation program and policies. There were no changes made to the Company’s executive compensation program in direct response to the 2018 “say on pay” voting results. Members of management and the Board continue to engage in outreach to the Company’s shareholders to discuss governance and compensation policies and practices and emerging issues.

26	2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Components for 2018

Primary Components

Named executive officer compensation awarded in 2018 consisted of the following primary components.

Compensation Element	How Payout Determined	Performance Measures	Purpose

Salary – fixed – paid in cash	Compensation Committee judgment, informed by evaluation of market data	N/A	• Provides compensation at a level consistent with competitive practices • Reflects role, responsibilities, skills, experience and performance
Annual Incentive – variable – paid in cash	Compensation Committee review of performance against pre-established goals and individual performance, with discretion to reduce payout amounts	• Non-GAAP Operating Profit • Non-GAAP Revenue	• Motivates and rewards executives for achievement of annual goals • Aligns management and shareholder interests by linking pay and performance
Long-Term Incentive: PSUs – variable – paid in stock	Formulaic, with Compensation Committee review of performance against pre-established goals	• Non-GAAP EBITDA • Relative TSR • Stock price performance	• Motivates and rewards executives for achievement of long-term goals intended to increase shareholder value • Enhances retention of key executives who drive sustained performance
Long-Term Incentive: Performance Stock Options – variable – paid in stock	Options vest only if pre-established stock price appreciation targets are met	Stock price appreciation

•  Motivates and rewards executives for achievement of long-term goals intended to increase shareholder value

•  Enhances retention of key executives who drive sustained performance

•  Aligns management and shareholder interests by facilitating management ownership and tying compensation to stock price appreciation over a sustained period

Long-Term Incentive: RSUs – variable – paid in stock	Value of units depends on stock price at time of vesting	Stock price performance

•  Motivates and rewards executives for achievement of long-term goals intended to increase shareholder value

•  Enhances retention of key executives who drive sustained performance

•  Aligns management and shareholder interests by facilitating management ownership and tying compensation to stock price performance over a sustained period

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Secondary Components

Named executive officers may also receive compensation in the form of one or more of the following components:

Compensation Element	Who Receives It	Components of Compensation	Purpose

Benefits	All Named Executive Officers

•  Deferred compensation plan participation for U.S. named executive officers

•  Company matching contributions on amounts deferred (up to 10% of salary and 10% of any annual incentive payout), the value of which is tied directly to the Company’s stock price

•  Defined benefit pension benefits (frozen in the U.S.)

•  Executive salary continuation, long-term disability plan, and business accident insurance participation for U.S. named executive officers

•  Welfare plans and other arrangements that are available on a broad basis to U.S. employees and Switzerland employees, as applicable

•  Provides for current and future needs of the executives and their families

•  Aligns management and shareholder interests by encouraging management ownership of Company stock through participation in the deferred compensation program

•  Enhances recruitment and retention

Perquisites	All Named Executive Officers	• Limited personal and spouse travel, entertainment and gifts • Executive physical examinations • Reimbursement of relocation expenses • Tax Preparation (available only to Mr. Zukerman)	• Provides for safety and security of executives • Enhances recruitment and retention
Severance Pay Plan	All Named Executive Officers	Contingent amounts payable only if employment is terminated without cause, other than by reason of incapacity, or is terminated by the executive with good reason (as defined in the plan)	• Reflects current market practice and enhances retention
Change in Control Severance Benefits	All Named Executive Officers	Contingent amounts payable only if employment is terminated following a change in control	• Encourages the objective evaluation and execution of potential changes to the Company’s strategy and structure

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COMPENSATION DISCUSSION AND ANALYSIS

Process for Setting Executive Compensation

Compensation Committee Review Process. The Compensation Committee sets each component of target compensation for the Company’s named executive officers. At least annually, the Compensation Committee undertakes a comprehensive review of competitive market data and information regarding the value of target compensation levels provided to the Company’s Chief Executive Officer and other senior executives, including base salary, target annual incentive and LTI awards.

The Compensation Committee reviews the Chief Executive Officer’s evaluation of the performance of the other named executive officers, as well as his recommendations related to their compensation, when considering named executive officer target compensation and payout determinations. When the Compensation Committee considers base salary adjustments and sets annual incentive and LTI targets, it takes the following factors into account:

Compensation Action	Factors Considered in Determining Target Awards

Base Salary Adjustments	• Competitive market information • Retention • Executive’s performance in his or her role
Annual Incentive Targets	• Competitive market information • Criticality of role
LTI Targets	• Competitive market information • Executive’s potential future contributions to the Company • Retention

With respect to the Chief Executive Officer, the Compensation Committee reviews performance relative to annual objectives and competitive market data in order to make base salary and target annual incentive and LTI determinations and to make recommendations to the Board regarding annual incentive payments. The Compensation Committee is supported in its work by the Company’s Human Resources Department and an independent executive compensation consultant as described below.

Role of the Compensation Consultant. The Compensation Committee receives data, analysis and support from Frederic W. Cook & Co., Inc. (“FW Cook”), which serves as the Compensation Committee’s and the Corporate Governance Committee’s independent compensation consultant.

In 2018, FW Cook provided the following services to the Compensation Committee:

•	Reviewed the materials prepared for the Compensation Committee by management relative to the 2018 compensation program design for the named executive officers;

•	Presented market data and analysis for the Compensation Committee to set target compensation for named executive officers;
•	Reviewed and advised the Compensation Committee on the peer group used for 2018 executive compensation; and

•	Reviewed the Company’s proxy statement disclosure, including the CD&A and executive compensation tables.

Role of Chief Executive Officer. The Chief Executive Officer annually reviews each named executive officer’s target compensation (other than his own) and recommends changes to elements of a named executive officer’s target total compensation, as necessary, based on the factors identified under “Process for Setting Executive Compensation” above. The Chief Executive Officer makes recommendations regarding payouts for annual incentives in accordance with the terms of the awards. The Compensation Committee considers the Chief Executive Officer’s recommendations in making its own determinations regarding compensation awarded to the named executive officers.

The Chief Executive Officer does not play any role in determining his own compensation.

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Compensation Consultant Conflicts of Interest. In retaining FW Cook, the Compensation Committee considered the six factors set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act. In addition, after review of information provided by each of the members of the Compensation Committee as well as information provided by FW Cook and members of the FW Cook team, the Compensation Committee determined that there are no conflicts of interest raised by the firm’s work with the Compensation Committee.

Factors Considered in Making Compensation Decisions

In determining target and actual compensation for the named executive officers in 2018, the Compensation Committee considered the following key factors.

Performance. The executive compensation program provides the named executive officers with opportunities to receive actual compensation that is greater or less than targeted compensation, depending upon the Company’s financial performance and their individual performance.

Market Competitiveness. For the named executive officers, the Compensation Committee generally aims to set base salary, target annual incentive and target LTI compensation (in the aggregate) at approximately the market median relative to comparable positions within a relevant comparison group of companies (the

“Peer Group”), Brink’s uses the market median as a reference to ensure pay practices are competitive overall and generally sets named executive officers’ individual total target compensation between the 25th and 75th percentile of Peer Group compensation, depending on the criticality of the role, individual performance and long-term potential to create value for shareholders.

The Company’s peer group is designed to include companies of comparable size, companies with similar business characteristics (including revenue and market capitalization) and companies with which Brink’s competes for talent and investor capital. Below is the list of companies included in the Peer Group for 2018 compensation.

2018 Peer Group Companies
ABM Industries Incorporated	The GEO Group, Inc.	Ryder System, Inc.

Blackhawk Network	Hub Group, Inc.	Stericycle

Celestica, Inc.	Iron Mountain Incorporated	TFI International

Cintas Corporation	ManTech International Corporation	Unisys Corporation

Diebold, Incorporated	Moneygram International	United Rentals, Inc.

DST Systems	Pitney Bowes, Inc.

The Compensation Committee periodically reviews market information, including Peer Group compensation data, survey data and other reports on executive compensation practices in making its compensation decisions for named executive officers. Survey data is used as the primary reference point for all named executive officers. The Committee uses Peer Group data as an additional reference point for the Chief Executive Officer and Chief Financial Officer roles and for Mr. Zukerman’s role. Based on its analysis and the compensation levels set for the Company’s named executive officers in 2018, FW Cook has concluded that the Company’s overall current total target direct compensation (including base salary and target annual incentive and LTI compensation) was between the 25th and 75th percentile of the relevant market data for each of the named executive officers, with the exception of the Chief Executive Officer, whose total target direct compensation exceeds the 75th percentile as a result of the 2018 LTI award, the amount of which was increased for 2018 in recognition of Mr. Pertz’s performance and expected future contributions, and as a retention incentive.

Mix of Cash and Stock-Based Compensation and Current, Short-Term and Long-Term Awards. The Compensation Committee considers the competitive market, compensation mix and pay for performance philosophy when setting various components of compensation. The Compensation Committee determined that current and short-term compensation (base salary and annual incentives) should be composed of cash, but that LTI compensation should be composed of stock-based awards that reward the achievement of Company results and increases in Company value over the long-term, and align named executive officers’ interests with the economic interests of shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

In 2018, performance-based compensation (which includes annual incentives, Internal Metric PSUs, Relative TSR PSUs, and Performance Stock Options) represented approximately 90% of total target compensation for the Chief Executive Officer and approximately 59% of total target compensation (on average) for the Company’s other named executive officers, as illustrated below

2018 Compensation Decisions by Component

Base Salary

The Compensation Committee’s decisions on base salary levels for the named executive officers are primarily influenced by its review of competitive market information for comparable positions. These decisions are also influenced by the Company’s talent philosophy, which includes differential investment in talent based on the executive’s performance of his or her duties, criticality of the executive’s role to the execution of corporate strategy, and the executive’s potential to impact future business results. For the named executive officers other than the Chief Executive Officer, the Compensation Committee also considers the Chief Executive Officer’s recommended salary adjustments based on position relative to the competitive market information.

In 2018, the Compensation Committee approved adjustments to base salaries for each of the named executive officers. For each of the officers other than Mr. Marshall, adjustments were made in connection with the Company’s annual merit review process, which reflects the market-based merit budget as well as performance of each individual executive. For Mr. Marshall, the adjustment reflects a market-based adjustment to better align his compensation to the market median for the role of a Chief Administrative Officer leading both the Legal and HR functions. Following are the base salaries for each of the named executive officers as of December 31, 2018 (actual salary amounts for 2018 appear in the Summary Compensation Table on page 44):

Named Executive Officer	Annual Salary at December 31, 2017	Annual Salary at December 31, 2018	% Change

Mr. Pertz	$950,000	$980,000	3.2%

Mr. Domanico	575,000	600,000	4.3%

Mr. Beech	480,000	494,000	2.9%

Mr. Marshall	463,100	510,000	10.1%

Mr. Zukerman	600,000	615,000	2.5%

Annual Cash Incentive Awards—EIP and BIP

General

The Company’s annual cash incentive program for named executive officers provides incentive compensation that is variable, contingent and directly linked to Company and country or business unit performance. For 2017 and 2018, annual incentive awards for executive officers were paid under the EIP, which works in conjunction with the metrics and goals of the Brink’s Incentive Plan (“BIP”), which governs annual incentives for other executives and employees.

The EIP was approved by shareholders in 2017 and was designed to ensure that annual incentive compensation paid to executive officers was tied directly to the achievement of Company operating profit and was intended to qualify as performance-based compensation under Section 162(m) and be

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deductible by the Company, as permitted under applicable law.

Under the EIP, the maximum award to be paid to the CEO is 1.5% of non-GAAP operating profit and the maximum award to be paid to any other named executive officer is 0.75% of non-GAAP operating profit. However, the Compensation Committee retains negative discretion to reduce the award below these maximum amounts payable. Using this negative discretion, the Committee may reduce the payout to an amount determined in accordance with the executive’s annual incentive target and the Company’s performance against the performance targets established under the BIP, as described below, and may take into consideration the performance of a named executive officer’s business unit or function and the executive’s individual performance. The Compensation Committee does not have discretion to increase the size of annual incentive awards under the EIP.

In February 2019, the Compensation Committee decided to terminate the EIP, in light of the changes to IRC Section 162(m) under U.S. Tax Reform. As a result of these changes to IRC Section 162(m), the EIP no longer facilitates the tax deductibility of certain awards to executive officers. Beginning with awards for the 2019 fiscal year, annual incentive awards to executive officers will be administered under the BIP.

The Compensation Committee sets annual incentive performance metrics and goal(s) under the BIP in February of the performance year. In doing so, the Compensation Committee selects one or more metrics that it believes are aligned with the Company’s financial and strategic goals for the year and selects a target level of performance for each metric that the Compensation Committee believes represents a rigorous goal.

The Compensation Committee generally considers and approves actual annual incentive payments for the prior fiscal year in February. At the same time, the Compensation Committee certifies the amount of non-GAAP operating profit for the plan year and certifies that the awards to be paid to the named executive officers do not exceed the maximum awards permitted under the EIP. For 2018, the Compensation Committee used its negative discretion under the EIP to reduce the annual incentive payouts to named executive officers to a level consistent with the Company’s performance against the pre-established BIP performance goals and each executive’s individual performance. The Compensation Committee approves annual incentive payments to all EIP participants with the exception of the Chief Executive Officer. The Board approves any annual incentive payments to the Chief Executive Officer upon the recommendation of the Compensation Committee. In determining annual incentive payouts, the Compensation Committee and the Board consider Company financial results, the performance of the Chief Executive Officer and the other named executive officers and the recommendations of the Chief Executive Officer (with respect to the other named executive officers.)

2018 Annual Incentive Goal Setting

The Compensation Committee approved two performance metrics for 2018 annual incentives under the BIP: non-GAAP operating profit (75% weighting) and non-GAAP revenue (25% weighting) in order to ensure focus on improving profitability while at the same time growing the Company’s business. The named executive officers’ 2018 annual incentive awards are tied to the achievement of the non-GAAP operating profit and revenue goals as set forth below. The Compensation Committee believes that these goals represent rigorous objectives for our named executive officers and align with shareholder interests.

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COMPENSATION DISCUSSION AND ANALYSIS

Each year, in connection with the approval of the annual incentive performance goals, the Compensation Committee also approves specific adjustments that the Compensation Committee may make at the end of the year to the performance results against the goal. In 2018, the Compensation Committee determined that, when considering performance against the 2018 non-GAAP operating profit and revenue performance goals, it would exclude the positive or negative impact of acquisitions and divestitures and the positive or negative impact of foreign exchange translation versus the foreign exchange rates used in the Company’s 2018 business plan, except for highly inflationary countries, where 50% of such foreign exchange translation would be excluded.

The Compensation Committee applies straight-line interpolation for determining award payouts when performance results fall between the goals above. For example, achievement of $373.75 million non-GAAP operating profit would equate to a payout factor of 125% for that performance metric.

2018 Annual Incentive Target Award Opportunities

In February 2018, the Compensation Committee established 2018 annual incentive targets for the named executive officers. The annual incentive target is expressed as a percentage of annual base salary and is designed to be indicative of the incentive payment that each named executive officer would expect to receive on the basis of strong performance by the Company against the performance goals for the BIP. Annual incentive targets for 2018 were approved for each of the named executive officers by the Compensation Committee as set forth below. The Committee approved an increase in Mr. Domanico’s annual incentive target for 2018 to better align his compensation with the market data for his role. Incentive payments cannot exceed 200% of each named executive officer’s annual incentive target.

Named Executive Officer	2017 Annual Incentive Target	Target as a % of 2017 Salary	2018 Annual Incentive Target	Target as a % of 2018 Salary

Mr. Pertz	$1,187,500	125%	$1,225,000	125%

Mr. Domanico	460,000	80%	510,000	85%

Mr. Beech	312,000	65%	321,100	65%

Mr. Marshall	301,015	65%	331,500	65%

Mr. Zukerman	540,000	90%	553,500	90%

2018 Annual Incentive Payouts

In February 2019, the Compensation Committee (and the independent members of the Board for Mr. Pertz) approved 2018 annual incentive payouts for the named executive officers. To determine the actual annual incentive payments for the named executive officers, the Compensation Committee (and the independent members of the Board) considered the Company’s non-GAAP operating profit and non-GAAP revenue against the goals set by the Compensation Committee in February 2018 as well as each executive’s individual performance. For Messrs. Beech and Zukerman, the Compensation Committee also considered the performance of the operating companies within each executive’s scope of responsibility, which is referred to as Combined Operating Performance.

Annual Incentive Payout Calculation for Messrs. Pertz and Domanico

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Annual Incentive Payout Calculation for Messrs. Beech and Zukerman

The Company Performance Factor was determined by the Compensation Committee to be 117% which reflects the Company’s adjusted non-GAAP operating profit results of $370 million versus the 2018 performance goal of $365 million and the adjusted non-GAAP revenue results of $3.425 billion versus the performance goal of $3.4 billion. In approving the results used to determine annual incentive funding and the Company Performance Factor, the Compensation Committee considered the Company’s reported 2018 non-GAAP operating profit results of $347 million and non-GAAP revenue results of $3.438 billion, which were then adjusted upward to remove the impact of certain foreign exchange translation and the impact of divestitures during the year and adjusted downward to remove the impact of acquisitions during the year. Non-GAAP operating profit and non-GAAP revenue are reconciled to the most directly comparable GAAP measures on page 35 of the Company’s 2018 Annual Report on Form 10-K.

In addition to the strong Company performance that resulted in a Company Performance Factor of 117%, the Compensation Committee also considered Mr. Pertz’s recommendations regarding individual performance of each of the named executive officers (other than Mr. Marshall, who was no longer serving as an executive officer at the time the Compensation Committee made its decisions regarding annual incentive payouts).

For Mr. Domanico, the Committee approved an annual incentive at approximately 123% of target and considered Mr. Domanico’s overall leadership of the Company’s strong financial performance, including an increase in non-GAAP operating profit by 23% versus the prior year and an increase in free cash flow, as well as his efforts to amend the Company’s credit agreement to reduce borrowing costs, increase borrowing capacity and extend the loan term. For Mr. Beech, the Committee approved an annual incentive at approximately 137% of target and considered the strong financial results in his area of responsibility, particularly the very strong results in Mexico, as well as Mr. Beech’s effective leadership of the Company’s global security organization. For Mr. Zukerman, the Committee approved an annual incentive at approximately 108% of target and considered the solid performance of the BGS business and the Rest of World segment.

Mr. Pertz’s annual incentive award was approved by the Board at approximately 123% of target, reflecting the Company’s overall operating performance, including reported non-GAAP year over year revenue growth of 8% and a non-GAAP operating profit increase of 23%, with an improvement of 130 basis points in the Company’s non-GAAP operating profit margin rate. The award also reflected Mr. Pertz’s individual achievements in 2018, particularly with respect to continued development and execution of the Company’s strategic plan, the successful execution of accretive acquisitions, including Dunbar, and continued transformation of the Company’s culture.

The following table sets forth the actual annual incentive payments for 2018. Annual incentive payments are also shown in the Summary Compensation Table on page 44.

Name	2018 Actual Annual Incentive Payment	2018 Target Annual Incentive Payment	2018 Actual Payment as a Percentage of Target

Mr. Pertz	$1,504,913	$1,225,000	123%

Mr. Domanico	626,535	510,000	123%

Mr. Beech	439,779	321,100	137%

Mr. Marshall(1)	387,855	331,500	117%

Mr. Zukerman	598,444	553,500	108%

(1)

Mr. Marshall’s 2018 annual incentive payout was made pursuant to the terms of a Consulting Agreement with the Company, the terms of which were disclosed on a Current Report on Form 8-K filed with the SEC on January 7, 2019 and which was filed as exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Compensation

General

The Company provides LTI compensation to ensure that a significant portion of named executive officer compensation is tied to the Company’s long-term results and increases in shareholder value. In 2018, the Compensation Committee approved LTI awards to named executive officers that included Relative TSR PSUs, and Stock Options and, for all executives other than the Chief Executive Officer, Internal Metric PSUs and RSUs.

Internal Metric PSUs. The performance period for the Internal Metric PSUs is generally three years,

beginning on January 1 of the first year of the performance period and ending on December 31 of the third year of the performance period. Named executive officers benefit from Internal Metric PSUs only to the extent Brink’s achieves performance goals determined by the Compensation Committee at the beginning of the performance period. After the conclusion of the performance period, Internal Metric PSU payouts will be in shares of Brink’s Common Stock and will range from 0 to 200% of the target award. The number of shares ultimately paid will depend on performance against the goals established by the Compensation Committee.

Relative TSR PSUs. The performance period for the Relative TSR PSUs is generally three years, beginning on January 1 of the first year of the performance period and ending on December 31 of the third year of the performance period. Named executive officers benefit from Relative TSR PSUs only to the extent Brink’s achieves performance goals determined by the Compensation Committee at the beginning of the performance period. After the conclusion of the performance period, Relative TSR PSU payouts will be in shares of Brink’s Common Stock and will range from 0 to 200% of the target award. The number of shares ultimately paid will depend on performance against the goals established by the Compensation Committee.

RSUs. Each RSU is the economic equivalent of one share of Brink’s Common Stock and is settled in shares of Brink’s Common Stock. RSUs retain value even if the price of Brink’s Common Stock decreases below the price on the date of grant as long as the named executive officer satisfies the vesting requirements.

Stock Options. Each Stock Option represents an opportunity to purchase a share of the Company’s common stock at the fair market value as of the grant date, subject to time-based and/or performance-based vesting conditions.

2018 Long-Term Incentive Target Award Opportunities

The Compensation Committee approved annual LTI awards in February 2018. For each of the named executive officers other than the Chief Executive Officer, 2018 LTI awards included equity awards under the 2017 Equity Incentive Plan composed of Internal Metric PSUs (25% of the award), Relative TSR PSUs (25% of the award), RSUs (25% of the award), and Performance Stock Options (25% of the award). For Mr. Pertz, the Committee approved a 2018 LTI award that included Relative TSR PSUs (25% of the award) and Performance Stock Options (75% of the award). In establishing LTI compensation targets for each named executive officer for 2018, the

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Compensation Committee primarily considered competitive market information, in the context of the overall LTI compensation philosophy, which takes into account the executive’s skills and experience and potential future contributions to the Company. The Compensation Committee approves LTI awards based on a target dollar value that is then converted into a number of Relative TSR PSUs, Internal Metric PSUs, RSUs, and Performance Stock Options, based on the grant date fair value of each award type. The Committee believes this approach is aligned with the market-based LTI grant value determination for each position.

In 2018, the Compensation Committee approved an increase in Mr. Pertz’s annual LTI in light of the Company’s success following Mr. Pertz’s appointment as CEO and his expected future contributions to the

Company and as a retention incentive. The Committee also adjusted the mix of equity vehicles in Mr. Pertz’s LTI award to increase the proportion of Performance Stock Options, thereby substantially increasing the proportion of his performance-based, at-risk compensation. As a result, for 2018, Mr. Pertz’s LTI was composed of Relative TSR PSUs (25% of the award), and Performance Stock Options (75% of the award, split equally between Performance Stock Options that vest only in the event of stock price appreciation of 25% or more and Performance Stock Options that vest only in the event of stock price appreciation of 50% or more).

The following table sets forth the aggregate amount of LTI award opportunities approved by the Compensation Committee for 2018, for each of the named executive officers. The equity awards appear in the Grants of Plan-Based Awards Table on page 47.

Name	2017 Long-Term Incentive Compensation(1)	Total 2018 Long-Term Incentive Compensation	% Change (from 2017 LTI amounts)

Mr. Pertz	$4,453,125	$7,500,000	68.4%

Mr. Domanico	1,100,000	1,250,000	13.6%

Mr. Beech	550,000	600,000	9%

Mr. Marshall	650,000	750,000	15.4%

Mr. Zukerman	1,250,000	1,250,000	—

(1)

The value of equity awards included in total LTI compensation is calculated using assumptions for financial reporting purposes; therefore the target amounts in the table above differ from the amount reported in the Summary Compensation and Grants of Plan Based Awards Tables. See Note 18 to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2018. See also footnotes 3 and 4 to the Summary Compensation Table on page 44.

Equity Awards under the 2017 Equity Incentive Plan

Internal Metric PSU Awards. In 2018, Internal Metric PSUs represented 25% of the LTI award for each named executive officer other than the Chief Executive Officer, who did not receive any Internal Metric PSUs. In February 2018, the Compensation Committee established non-GAAP EBITDA as the performance metric for the Internal Metric PSUs awarded in 2018 to incentivize leaders to execute our organic and acquisition growth strategy, align to one of the most common performance metrics used for LTI plans in our peer group and ensure that we did not have overlap with the metrics in our annual incentive plan.

The Internal Metric PSUs awarded in 2018 are subject to a three-year performance period that began on January 1, 2018 and will end on December 31, 2020.

The Compensation Committee established threshold, target and maximum levels of non-GAAP EBITDA for the Internal Metric PSUs, which correspond to payouts in shares of Brink’s Common Stock at a rate of 0% to 200% of target as noted below.

At the time the Compensation Committee established the target levels of performance, it believed that achievement of the threshold performance level was attainable, but not certain, that target performance would be difficult to achieve, and that the maximum level of performance was possible, but not likely to be achieved.

Non-GAAP EBITDA Performance Levels	Performance Shares Earned as a Percent of Target

Below Threshold Performance	0%

Threshold Performance	50%

Target Performance	100%

Maximum Performance	200%

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COMPENSATION DISCUSSION AND ANALYSIS

Relative TSR PSU Awards. In 2018, Relative TSR PSUs represented 25% of the LTI award for the CEO and 25% of each other named executive officer’s LTI award. In February 2018, the Compensation Committee established that the Company’s Relative TSR will be determined by the percentile rank of the Company’s TSR for the performance period as compared to the TSR for the performance period for companies in the S&P Mid Cap 400 with foreign revenues that exceed 50% of total revenues. The Relative TSR PSUs awarded in 2018 are subject to a three-year performance period that began on January 1, 2018 and will end on December 31, 2020.

The Compensation Committee established threshold, target and maximum levels of TSR performance, which correspond to payouts in shares of Brink’s Common Stock at a rate of 0% to 200% as noted below.

Relative TSR Performance Levels	Performance Shares Earned as a Percent of Target

Below Threshold Performance	0%

Threshold Performance	25%

Target Performance	100%

Maximum Performance	200%

At the time the Compensation Committee established the target levels of performance, it believed that achievement of the threshold performance level was attainable, but not certain, that target performance would be difficult to achieve, and that the maximum level of performance was possible, but not likely to be achieved.

RSU Awards. In 2018, RSUs represented 25% of the LTI award for each named executive officer other than the Chief Executive Officer, who did not receive any RSUs. RSUs awarded as part of the named executive officers’ 2018 long-term incentive awards will vest in three equal annual installments beginning on the first anniversary of the grant date.

Performance Stock Options. In 2018, Performance Stock Options represented 75% of the CEO’s LTI award and 25% of each other named executive officer’s LTI award. Performance Stock Options awarded as part of the 2018 long-term incentive awards for named executive officers other than the Chief Executive Officer will vest on the third anniversary of the grant date if the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 125% of the closing price on the grant date. Options representing half of the value of option awards to the Chief Executive Officer will vest on the third anniversary of the grant date if the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 125% of the closing price on the grant date, and options representing the other half of the value of option awards granted to the Chief Executive Officer will vest on the third anniversary of the grant date if the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 150% of the closing price on the grant date.

2018 Long Term Incentive Payouts

In 2018, the Compensation Committee certified the level of payouts for the Relative TSR PSUs and Internal Metric PSUs that were awarded in 2016. The long-term incentive awards to the named executive officers were comprised of Relative TSR PSUs (37.5%), Internal Metric PSUs (37.5%) and RSUs (25%). The Relative TSR PSU payouts were determined by Brink’s total shareholder return (calculated based on the 20 day average closing stock prices at the start and end of the three year performance period) as compared to companies in the S&P Small Cap 600 with foreign revenues exceeding 50%. The Compensation Committee approved a payout of Relative TSR PSUs at a level of 150% of target, which reflected TSR at the 75th percentile as compared to the peer companies (as a result of stock price appreciation from $29.79 per share at the beginning of the performance period compared to $66.53 per share at the end of the performance period). Individual payouts to each of the named executive officers appear in the Realized Pay Table on page 46.

The PSU payouts for the 2016 – 2018 performance period were determined by the Company’s performance against threshold, target and maximum levels of non-GAAP operating profit for a two year period (January 1, 2016 – December 31, 2017) set by the Compensation Committee in February 2016. The 2016 – 2018 PSU design was approved by the

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Compensation Committee in keeping with the desire to have a three year term for this LTI vehicle, while recognizing management’s two year strategic plan period. In February 2019, the Compensation Committee considered the Company’s performance against the goals. The performance exceeded the target performance level of $450 million of non-GAAP operating profit, which resulted in a payout of 110% of target shares.

The cumulative non-GAAP operating profit performance result of $457 million reflects adjustments (in accordance with the terms of the

2013 Equity Incentive Plan) for the impact of foreign exchange, acquisitions and divestitures, changes in pension accounting and exclusion of amortization expenses. These adjustments were designed to ensure that participants are neither helped nor hurt by changes in foreign exchange rates, changes in how we measure non-GAAP results or the impact or timing of acquisitions or divestitures.

The following tables show the Company’s performance against the PSU performance goals, resulting in the payouts described above.

*	Reflects pre-approved adjustments, as described above.

Tax Deductibility

Prior to the adoption of the Tax Cuts and Jobs Act of 2017 on December 22, 2017 (“Tax Reform”), under Section 162(m) of the Code, compensation in excess of $1,000,000 paid in any one year to a publicly-held corporation’s covered employees who are employed by the corporation at year-end would not be deductible for federal income tax purposes unless the compensation was considered “qualified performance-based compensation” (or another exemption is met). Covered employees included the Chief Executive Officer and the three other most highly-compensated executive officers as of the last day of the taxable year other than the Chief Executive Officer or Chief Financial Officer.

As a result of Tax Reform: (i) the exception for qualified performance-based compensation was eliminated effective for tax years beginning on or after January 1, 2018, (ii) the definition of “covered employees” was expanded to include the Chief

38	2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Financial Officer, and (iii) “covered employee status” was made permanent for any executive who was a “covered employee” for any tax year beginning after December 31, 2016. However, performance-based compensation arrangements pursuant to written binding contracts in effect as of November 2, 2017 may continue to be treated as performance-based compensation and are deductible so long as the arrangements are not modified thereafter in any material respect (“162(m) Transition Relief”).

We believe that PSU payouts for the 2016-2018 and 2017-2019 performance periods and Stock Option awards granted in 2017 and 2018 that are subject to award agreements entered into prior to November 2, 2017 and not subsequently materially modified, will continue to be deductible under the 162(m) Transition Relief.

There can be no guarantee, however, that amounts potentially subject to the Section 162(m) Transition Relief limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) Transition Relief or that such amounts will be deductible by the Company. As described above, a number of requirements must be met under Section 162(m) of the Code and the corresponding 162(m) Transition Relief in order for particular compensation to qualify for the exception. There can be no assurance that amounts intended to constitute “qualified performance-based” compensation under the 162(m) Transition Relief, including, if applicable, amounts payable under EIP or the Company’s LTI program, will be fully deductible under all circumstances. In addition, the Company reserves the flexibility to award non-deductible compensation in circumstances where the Company believes, in its good faith business judgment, that such an award is in its best interest in attracting or retaining capable management.

Equity Grant Practices

The Company does not strategically time LTI awards in coordination with the release of material non-public information and has never had a practice of doing so. It is Company policy not to engage in backdating options. In addition, the Company has never timed and does not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation. The accounting for PSU, RSU and Option awards granted by the Company is compliant with accounting principles generally accepted in the United States and is disclosed in the Company’s annual and quarterly financial reports filed with the SEC. The determination of grant date fair value for RSUs, PSUs and Options is described on page 44.

“Double Trigger” Acceleration of Vesting Following Change in Control

The Compensation Committee has approved terms and conditions for the executive officers’ PSU awards that provide for double trigger vesting of awards upon a change in control—which means that the vesting of these awards will accelerate only upon certain terminations of employment following a change in control. For Internal Metric PSUs awarded in 2018, a change in control within the first twelve months of the performance period will result in conversion of the awards to time-based RSUs at target level that vest at the end of the performance period. The RSUs resulting from the conversion of Internal Metric PSUs will be subject to a double trigger for accelerated vesting. If a change in control occurs after the first twelve months of the performance period, the Compensation Committee will assess performance against the pre-established goals (adjusted for the reduced duration of the performance period) and the Internal Metric PSUs will be converted to time based RSUs that vest at the end of the performance period for that number of shares that would have become payable based on the goals (as adjusted) achieved through the date of the change in control. The RSUs resulting from the conversion of Internal Metric PSUs will be subject to a double trigger for accelerated vesting.

For Relative TSR PSUs awarded in 2018, a change in control during the performance period will result in conversion of the awards to time-based RSUs that vest at the end of the performance period for that number of shares of Brink’s Common stock that is equal to the number of Relative TSR PSUs that would have become payable based on the goals achieved through the date of the change in control. The RSUs resulting from the conversion of Relative TSR PSUs will be subject to a double trigger for accelerated vesting.

For Performance Stock Option awards granted in 2018, in the event of a change in control prior to the vesting date, the stock price performance condition will be deemed achieved and the Options will be subject to a double trigger for accelerated vesting.

2019 Proxy Statement	39

The Brink’s Company

Benefits

General. The types and amounts of benefits provided to the named executive officers are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent, as well as providing long-term financial security to the Company’s employees and their families. The Company’s primary benefits for the named executive officers include participation in the plans and arrangements listed below.

Deferred Compensation. The Company maintains a non-qualified deferred compensation program, the Key Employees’ Deferred Compensation Program, for certain of its most highly compensated U.S.– based employees, including all of the named executive officers based in the U.S. Under the deferred compensation program, named executive officers may defer a portion of their compensation, which is invested in mutual funds or converted to units that track Brink’s Common Stock, according to the executive’s instructions at the time of enrollment. Matching contributions by the Company are made in the form of units of Brink’s Common Stock, which are subject to a five-year vesting period from the date of original participation in the program. As a result, participation in the deferred compensation program enhances the alignment of the interests of the named executive officers with the Company’s shareholders by providing the Company’s executive officers with a further opportunity to meet or make progress against their stock ownership guidelines. The Compensation Committee also believes that the deferred compensation program furthers the Company’s goal of retaining program participants, including the named executive officers, in part, because any matching contributions by the Company are subject to a five-year vesting period that begins at the time of enrollment in the program. Because he is not based in the U.S., Mr. Zukerman does not participate in this program.

For more information on the Company’s deferred compensation program, see “Non-qualified Deferred Compensation” beginning on page 55.

Pension Plans

The Company maintains a frozen noncontributory defined benefit pension plan covering U.S. employees who met plan eligibility requirements and were employed before December 31, 2005. In addition, the Company maintains a frozen pension equalization plan under which the Company makes additional payments in excess of those payable under the Code limitations applicable to the pension plan. Mr. Marshall is the only named executive officer who participates in the Frozen Pension Plan and the Pension Equalization Plan. The accrual of benefits under these plans has been frozen since December 31, 2005. The Company also maintains pension plans in other countries in which it has operations. Mr. Zukerman participates in the Company’s Switzerland Pension Plan which provides benefits to Switzerland-based employees. For more information on the Company’s pension plans, see “Pension Benefits” beginning on page 53.

Executive Salary Continuation Plan. The U.S.–based named executive officers participate along with other senior executives in the Company’s Executive Salary Continuation Plan, which, in the event a participant dies while in the employment of the Company, provides that the Company will pay a designated beneficiary a death benefit equal to three times the participant’s annual salary. This benefit is paid out over a 10-year period following the participant’s death. Because he is not based in the U.S., Mr. Zukerman does not participate in this plan.

Long-Term Disability Plan. U.S.-based named executive officers participate along with other salaried U.S. employees in a long-term disability program. In the event that the executive is totally incapacitated, he would receive 50% of current annual base salary plus the average of the last three years’ annual incentive payments, with a maximum annual payment of $300,000. These payments would continue (as long as the executive is totally disabled) until the executive reaches the social security normal retirement age. Because he is not based in the U.S., Mr. Zukerman does not participate in this plan.

Health and Welfare Plans. Messrs. Pertz, Domanico, Beech, and Marshall are also eligible to participate in the Company’s health, dental and vision plans, and various insurance plans, including basic life insurance, and the Company’s matching charitable gifts program on the same basis as any other salaried U.S. employee.

Perquisites. For 2018, the Company provided its named executive officers with limited perquisites, including limited personal and spouse travel, entertainment and gifts, reimbursement of relocation expenses, executive physical examinations, and payment of certain tax preparation expenses for Mr. Zukerman. Executives bear all tax consequences and are not grossed up.

40	2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Severance Pay Plan

The Severance Pay Plan provides severance benefits to eligible employees, including the named executive officers, whose employment is terminated by the Company without cause other than by reason of incapacity or terminated by the participant for good reason. A participant would not be entitled to severance benefits under the Severance Pay Plan if the participant were otherwise eligible for more favorable severance benefits under another arrangement (including a Change in Control Agreement, see below) or in connection with a divestiture in which the participant is offered a comparable position. The Severance Pay Plan provides the following benefits to a participant if his or her employment is terminated under the circumstances described above:

•	a lump sum payment equal to the sum of: (a) the executive’s annual base salary through the date of termination, (b) any bonus or incentive compensation approved but not paid, and (c) any accrued vacation pay, in each case to the extent not already paid or credited as of the date of termination;

•	a lump sum payment equal to the product of (a) one (one and a half (1.5) for the Chief Executive Officer), multiplied by (b) the sum of annual base salary and target annual incentive opportunity;
•	a prorated bonus for the year of termination, so long as the participant was employed by the company for at least six months of the performance year;

•	reimbursement payments for continued medical and dental benefit coverage until the earlier of 12 months (18 months for the Chief Executive Officer) following the date of termination and such time as the participant becomes eligible to receive medical and dental benefits under another employer-provided plan;

•	continued vesting of equity awards granted in connection with the Company’s ordinary LTI award grant cycle with payout at the lower of target or actual performance until the first anniversary of the participant’s date of termination; and

•	reasonable outplacement services during the period over which the health care benefits are provided.

See “Potential Payments Upon Termination or Change in Control”—Severance Pay Plan beginning on page 58 for additional information about the Severance Pay Plan.

Change in Control Agreements

The Company has change in control agreements with each of the named executive officers that are described under “Potential Payments upon Termination or Change in Control—Change in Control Agreements” beginning on page 61. The Compensation Committee believes that the change in control agreements serve the interests of the Company and its shareholders by ensuring that if a change in control is ever under consideration, the named executive officers will be able to advise the Board whether the potential change in control transaction is in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change in control. The change in control agreements are “double trigger,” which means that benefits become available to named executive officers under the agreements only upon a change in control followed by certain terminations of employment. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of the named executive officers in employment security without unduly burdening the Company or affecting shareholder value in connection with a change in control. The Compensation Committee reviews the potential payments under these agreements each year.

2019 Proxy Statement	41

The Brink’s Company

Compensation Recoupment Policy

In the event the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the federal securities laws, the Company will recoup from the executive officers and any recipient of performance-based cash or equity compensation who was directly responsible for the restatement, any performance-based cash or equity-based incentive compensation that they would not have been entitled to receive under the restated results.

Stock Ownership Guidelines and Prohibition Against Hedging

The Company maintains stock ownership guidelines for its executive officers in the amounts below:

•	Chief Executive Officer—must hold shares of Brink’s Common Stock with a value equal to five times base salary

•	All other executive officers—must hold shares of Brink’s Common Stock with a value equal to three times base salary

Shares of Brink’s Common Stock owned outright, deferred compensation stock-based units and vested and unvested RSUs on an after-tax basis (but not unexercised stock options) are all eligible to be included for purposes of satisfying the guidelines.

Unearned PSUs and unvested stock options do not count towards executive officers’ guidelines. Until an executive officer meets his or her stock ownership guideline, the executive officer must hold at least 50% of any profit shares from stock option exercises, restricted stock unit vesting, or payout of any PSUs or Market Share Units.

Executive officers are prohibited from engaging in any hedging transaction that could reduce or limit the officer’s economic risk relative to his or her holdings, ownership or interest in Company securities. In addition, directors and executive officers are required to obtain approval to pledge Company securities.

42	2019 Proxy Statement

The Brink’s Company

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Susan E. Docherty, Chair

Michael J. Herling

Dan R. Henry

2019 Proxy Statement	43

The Brink’s Company

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents information with respect to compensation of the named executive officers in 2016, 2017 and 2018.

Name and Principal Position	Year	Salary(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)

Douglas A. Pertz President and Chief Executive Officer	2018	975,000	1,874,987	5,624,984	1,504,913	—	380,513	10,360,397
	2017	945,833	1,874,928	2,578,123	2,251,500	—	159,897	7,810,281
	2016	520,313	4,742,574	2,366,667	600,286	—	79,099	8,308,939

Ronald J. Domanico Executive Vice President and Chief Financial Officer	2018	595,833	937,406	312,489	626,535	—	168,434	2,640,697
	2017	575,000	824,930	274,999	814,016	—	116,505	2,605,450
	2016	267,898	1,049,912	499,996	204,700	—	37,181	2,059,687

Michael F. Beech Executive Vice President	2018	491,667	449,892	149,990	439,779	—	135,710	1,667,038
	2017	480,000	412,466	137,499	624,000	—	11,850	1,665,815
	2016	480,000	545,164	—	236,184	—	137,156	1,398,504

McAlister C. Marshall, II(1) Former Senior Vice President and General Counsel	2018	502,183	562,309	187,497	387,855	—	114,632	1,754,476
	2017	463,100	487,420	162,493	504,140	24,861	84,386	1,726,400
	2016	423,871	753,074	—	267,903	10,288	105,284	1,560,420

Amit Zukerman(2) Executive Vice President	2018	612,500	937,406	312,489	598,444	31,770	15,169	2,507,778
	2017	600,000	937,430	312,489	861,462	519,718	18,264	3,249,363
	2016	571,943	1,021,466	624,994	556,200	353,509	675,000	3,803,112

(1)

Mr. Marshall was no longer serving as an executive officer as of January 1, 2019. As a result, his 2018 Performance Stock Option and PSU awards were forfeited as were any RSUs vesting after February 2019.

(2)	For purposes of this table, amounts paid to Mr. Zukerman in Swiss francs (CHF) were converted to U.S. dollars (USD) using exchange rates as set forth in footnote 8 below.

(3)

Represents salaries before any employee contributions under the Company’s 401(k) Plan and/or employee deferrals of salary under the Company’s deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2018, including earnings on amounts deferred, see “Non-qualified Deferred Compensation” beginning on page 55.

(4)

For the Relative TSR PSUs, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation model. For the Internal Metric PSU and RSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the grant date and discounted because units do not receive or accrue dividends during the vesting period. The stock price at the date of grant was based on the closing price per share of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. The actual value a named executive officer may receive depends on achievement of pre-established program goals and market prices and there can be no assurance that the amounts reflected in the Stock Awards column will actually be realized. The following table sets forth the 2018 Internal Metric PSUs at the grant date fair value and at the maximum potential value at the highest level of performance for each named executive officer:

Name	Grant Date Fair Value	Maximum Potential Value at Highest Level of Performance(a)

Mr. Domanico	$312,440	$624,880

Mr. Beech	149,946	299,892

Mr. Marshall	187,450	374,900

Mr. Zukerman	312,440	624,880

(a)

The maximum potential fair value that could be recognized for financial reporting purposes would be based on a maximum payout of 200% for performance at the highest level of adjustment of the pre-established program goals. Mr. Marshall’s awards were forfeited as noted in footnote (1).

(5)

The grant date fair value for these Performance Stock Option awards was computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation. The stock price at the date of grant was based on closing price per share of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. The actual value a named executive officer may receive depends on achieving pre-established market prices and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized.

44	2019 Proxy Statement

EXECUTIVE COMPENSATION TABLES

(6)	Represents:

amounts paid under the EIP with respect to 2017 and 2018 performance before any employee deferrals of EIP awards under the Company’s deferred compensation program; and amounts paid under the KEIP with respect to 2016.

For a discussion of the deferred compensation program and amounts deferred by the named executive officers in 2018, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 55.

(7)

Amounts relate only to changes in pension value. The earning of benefits under the U.S. pension plans for all participants was frozen as of December 31, 2005. These amounts represent the change during the years ended December 31, 2018, 2017, and 2016 in the actuarial present value of Mr. Marshall’s pension payouts due to a change in the assumptions used to value pension benefits, not any change in the pension benefits earned by Mr. Marshall. For purposes of computing the actuarial present value of the accrued benefit payable to Mr. Marshall in the monthly benefit, the Company assumed: (a) for 2018, a 3.7% discount rate for the frozen pension plan measurement date of December 31, 2017 and a 3.5% discount rate for the equalization plan measurement date of December 31, 2017 and a 4.4% discount rate for the frozen pension plan measurement date of December 31, 2018 and a 4.3% discount rate for the equalization plan measurement date of December 31, 2018, for 2017, a 4.3% discount rate for the frozen pension plan measurement date of December 31, 2016 and a 4.0% discount rate for the equalization plan measurement date of December 31, 2016 and a 3.7% discount rate for the frozen pension plan measurement date of December 31, 2017 and a 3.5% discount rate for the equalization plan measurement date of December 31, 2017, and for 2016, a 4.5% discount rate for the frozen pension plan measurement date of December 31, 2015 and a 4.3% discount rate for the equalization plan measurement date of December 31, 2015 and a 4.3% discount rate for the frozen pension plan measurement date of December 31, 2016 and a 4.0% discount rate for the equalization plan measurement date of December 31, 2016; (b) service accruals in the pension plans are frozen as of December 31, 2005; and (c) payments will be made on a straight-life monthly annuity basis or pursuant to lump sum elections under the pension equalization plan. In 2018, the change in the actuarial present value of Mr. Marshall’s pension payouts was a decrease of $19,045. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 4 to the Company’s financial statements, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated by reference into this proxy statement. For a discussion of pension benefits, see “Pension Benefits” beginning on page 53.

For Mr. Zukerman, the amount represents the change during the year ended December 31, 2018 in the actuarial present value of his pension payouts due to contributions during the year and changes in the assumptions used to value pension benefits. For purposes of computing the actuarial present value of the accrued benefit payable to Mr. Zukerman in the monthly benefit, the Company assumed: (a) a 1.0% discount rate for the Switzerland pension plan measurement date of December 31, 2018 and a 0.7% discount rate for the Switzerland pension plan measurement date of December 31, 2017; and (b) payments will be made on a straight-life monthly annuity basis. The following exchange rules were used to calculate the change in pension value during the year ended December 31, 2018: (i) 1 CHF = 1.0261 USD at December 31, 2017; and (ii) 1 CHF = 1.10191 USD at December 31, 2018.

(8)	For 2018, includes the following items and amounts for each of the named executive officers:

(a)	Matching contributions on deferrals of compensation made in 2018 as shown in the following table (Mr. Zukerman does not participate in deferred compensation):

Name	Matching Contribution for Deferred Salary	401(k) Plan Matching Contribution	Matching Contribution for Deferred Annual Incentive	Supplemental Savings Plan Matching Contribution	Total

Mr. Pertz	$97,500	$5,500	$225,150	$52,363	$380,513

Mr. Domanico	59,583	5,500	81,402	11,614	158,099

Mr. Beech	49,167	5,500	62,400	8,233	125,300

Mr. Marshall	50,218	5,500	50,414	8,500	114,632

(b)	Perquisites and personal benefits in 2018 for Messrs. Domanico, Beech and Zukerman, who received perquisites and personal benefits totaling $10,000 or more as detailed below.

Name	Executive Physical Examinations	Personal and Spousal Travel, Gifts and Entertainment	Tax Preparation	Total

Mr. Domanico	$3,491	$6,844	$—	$10,335

Mr. Beech	10,373	37	—	10,410

Mr. Zukerman	—	—	15,169	15,169

(i)	Reflects travel and entertainments expenses in connection with attendance at a Board meeting.

(ii)

For Mr. Zukerman, amounts in this column were converted from Swiss francs (CHF) to U.S. dollars (USD) using an exchange rate of 1 CHF = 1.008169 USD; and from Hong Kong dollars to USD using an exchange rate of 1 HKD = .127406 USD.

2019 Proxy Statement	45

The Brink’s Company

Realized Pay Table for 2018

The table below provides supplemental disclosure representing the total direct compensation realized by each named executive officer for 2018. The Realized Pay Table below includes the salary paid in 2018, annual incentive payouts for the 2018 performance period paid in 2019, the value of PSUs for the 2016-2018 performance period that vested and were paid in shares of common stock in 2019, the value of RSUs that vested in 2018, and the gain on stock options exercised in 2018, as applicable.

The Realized Pay Table differs substantially from the Summary Compensation Table on page 44 and is not a substitute for that table. The primary difference between the Realized Pay Table and the Summary Compensation Table is that the Realized Pay Table includes the payouts of PSUs after a three-year performance and/or vesting period while the SEC’s calculation of total compensation, as shown in the Summary Compensation table, includes several items that are driven by accounting assumptions. For example, SEC rules require that the grant date fair value of all equity awards (such as PSUs and stock options) be reported in the Summary Compensation Table for the year in which they were granted. In some cases, the actual compensation realized by the named executive officers may be different than what is reported in the Summary Compensation Table and compensation reported may not be realized for a number of years, if at all. Furthermore, realized compensation for a named executive officer for any given year may be greater or less than the compensation reported in the Summary Compensation Table for that year depending on fluctuations in stock prices on the grant and vesting dates, differences in equity grant values from year to year and SEC reporting requirements.

Name	Salary	Annual Incentive Payout	Vested RSUs	IM PSU Payout	Relative TSR PSU Payout	Gain on Exercised Stock Options	Total

Mr. Pertz	$975,000	$1,504,913	$455,567	$2,397,694	$3,140,836	$—	$8,474,010

Mr. Domanico	595,833	626,535	251,900	624,886	823,908	—	2,923,062

Mr. Beech	491,667	439,779	185,026	641,530	730,302	444,455	2,932,759

Mr. Marshall	502,183	387,855	198,940	650,883	740,922	1,712,300	4,193,083

Mr. Zukerman	612,500	598,444	237,710	466,604	531,042	—	2,446,300

46	2019 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards

The following table presents information regarding grants of annual incentive awards to the named executive officers during the year ended December 31, 2018 under the Executive Incentive Plan (“EIP”) and long-term incentive awards under the 2017 Equity Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock Awards(6) ($)
Name	Award Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Douglas A. Pertz	EIP		612,500	1,225,000	2,450,000

	TSR PSU	2/22/2018				5,929	23,719	47,438				1,874,987

	Option	2/22/2018								184,668	73.45	2,812,494

	Option	2/22/2018								156,947	73.45	2,812,490

Ronald J. Domanico	EIP		255,000	510,000	1,020,000

	IM PSU	2/22/2018				2,178	4,357	8,714				312,440

	TSR PSU	2/22/2018				988	3,953	7,906				312,485

	RSU	2/22/2018							4,323			312,481

	Option	2/22/2018								17,438	73.45	312,489

Michael F. Beech	EIP		160,550	321,100	642,200

	IM PSU	2/22/2018				1,045	2,091	4,182				149,946

	TSR PSU	2/22/2018				474	1,897	3,794				149,958

	RSU	2/22/2018							2,075			149,988

	Option	2/22/2018								8,370	73.45	149,990

McAlister C. Marshall, II	EIP		165,750	331,500	663,000

	IM PSU	2/22/2018(7)				1,307	2,614	5,228				187,450

	TSR PSU	2/22/2018(7)				592	2,371	4,742				187,428

	RSU	2/22/2018(7)							2,593			187,431

	Option	2/22/2018(7)								10,463	73.45	187,497

Amit Zukerman	EIP		276,750	553,500	1,107,000

	IM PSU	2/22/2018				2,178	4,357	8,714				312,440

	TSR PSU	2/22/2018				988	3,953	7,906				312,485

	RSU	2/22/2018							4,323			312,481

	Option	2/22/2018								17,438	73.45	312,489

(1)

The Internal Metric PSUs and Relative TSR PSUs granted to Messrs. Pertz, Domanico, Beech, Marshall and Zukerman were granted on February 22, 2018 under the 2017 Equity Incentive Plan (see “Equity Award Grants” on page 48).

(2)

Amounts in this column represent annual incentive targets under the EIP for 2018 paid in 2019. Payouts can range from 0% to 200% of target. Actual payouts under the EIP are included in the “non-equity incentive plan compensation” column of the Summary Compensation Table on page 44.

(3)

Amounts in this column represent Relative TSR PSUs awarded for the 2018-2020 performance measurement period. In 2021, the Compensation Committee will determine the PSU payout based on the Company’s Relative TSR compared to S&P MidCap 400 companies with foreign revenues that exceed 50% of total revenues, multiplied by the number of target units. The number of TSR PSUs ultimately paid can range from 0% to 200% of the PSUs awarded. There is no minimum number of shares that will be paid under these awards. Because payment will be made in shares of Brink’s Common Stock, the actual value of the earned awards is based on the price of Brink’s Common Stock at the time of payment.

(4)

Amounts in this column represent Internal Metric PSUs awarded for the 2018-2020 performance measurement period. The Compensation Committee will determine the performance of the Company against pre-established goals to determine payout of Internal Metric PSU awards, if any, in 2021. The number of Internal Metric PSUs ultimately paid can range from 0% to 200% of the PSUs awarded. There is no minimum number of shares that will be paid under the Internal Metric PSU awards. Because payment will be made in shares of Brink’s Common Stock, the actual value of the earned awards is based on the price of Brink’s Common Stock at the time of payment.

(5)

In accordance with the 2017 Equity Incentive Plan, the exercise price for the Options reported in this column was based on the closing price of Brink’s Common Stock on February 22, 2018, the date of the grant, as reported on the New York Stock Exchange.

(6)

For the Relative TSR PSUs and Options, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation model. Under that model, the TSR PSU awards had a grant date fair value of $79.05 (February 22, 2018 grant date) per share and the Option awards for all named executive officers other than Mr. Pertz had a grant date value of $17.92 per share. Option awards for Mr. Pertz had grant date fair values of $17.92 (for the awards with a performance condition of 25% stock price appreciation) and $15.23 (for the awards with a performance condition of 50% stock price appreciation). For Internal Metric PSU awards and RSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the grant date and discounted because units do not receive or accrue dividends during the vesting period. Accordingly, for the 2018 Internal Metric PSU awards, which vest at the end of a three-year service period, the grant date fair value was $71.71 per share. For the RSU awards, which vest ratably over a three-year service period, the weighted average grant date fair value was $72.28 per share.

(7)

Mr. Marshall was no longer serving as an executive officer as of January 1, 2019. As a result, these awards have been forfeited, except for a portion of the RSUs awarded in 2018, which vested in February 2019.

2019 Proxy Statement	47

The Brink’s Company

Equity Award Grants

The 2017 Equity Incentive Plan, which was approved by the Company’s shareholders in May 2017, is designed to provide an additional incentive for the officers and employees who are key to the Company’s success. The Compensation Committee administers the 2017 Equity Incentive Plan, is authorized to select key employees of the Company and its subsidiaries to participate in the 2017 Equity Incentive Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock, performance stock, restricted stock units, performance stock units, other stock-based awards, cash awards, or any combination thereof.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the 2017 Equity Incentive Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the closing price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Compensation Committee.

PSU awards granted under the 2017 Equity Incentive Plan have specific terms and conditions approved by the Compensation Committee. In general, PSUs are canceled following termination of employment. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, PSUs remain outstanding and continue to vest in accordance with their terms. In the event of the holder’s death while employed, the holder’s beneficiary will be entitled to receive a pro-rata portion of the number of shares that would have been payable under PSU awards notwithstanding the holder’s death, based on the number of days in the performance period that elapsed prior to termination. For a description of the treatment of PSU awards upon change in control, see page 39.

For a discussion of the principles applied in administering the 2017 Equity Incentive Plan, see “Compensation Discussion and Analysis—2018 Compensation Decisions by Component—Long-Term Incentive Compensation—Equity Awards under the 2017 Equity Incentive Plan” beginning on page 36.

2017 Performance Share Unit Awards

In 2017, named executive officers received awards of both Internal Metric PSUs and Relative TSR PSUs, which are reported as equity incentive plan awards in the Grants of Plan-Based Awards. The grant date fair value of the Internal Metric PSUs was determined using the closing price of Brink’s Common Stock on the respective grant dates, discounted for the value of dividends not received during the vesting period. These awards will be settled in shares of Brink’s Common Stock based on the number of Internal Metric PSU awards originally granted multiplied by the performance achievement percentage of the pre-established non-GAAP operating profit performance goal. Failure to achieve the pre-established minimum threshold financial goal would result in no payout being made under these awards. A payout for performance less than target may be made provided that a significant portion of the performance target was achieved. As a result, the payout percentage of Internal Metric PSU awards ranges from 0% to 200%, based on performance against the pre-established goals.

Relative TSR PSUs have a market condition, as defined under ASC Topic 718, in addition to their performance condition. Accordingly, the grant date fair value of these awards was determined using a Monte Carlo simulation model. These awards will be settled in shares of Brink’s Common Stock based on the number of Relative TSR PSU awards originally granted multiplied by the performance achievement percentage of the relative TSR goal versus the S&P Mid Cap 400 companies with foreign revenues that exceed 50% of total revenues. Failure to achieve the pre-established minimum threshold Relative TSR goal would result in no payout being made under the Relative TSR PSU awards. A payout for performance less than target may be made provided that a significant portion of the Relative TSR performance target was achieved. As a result, the payout percentage of Relative TSR PSU awards ranges from 0% to 200%, based on performance against the pre-established Relative TSR among the comparator companies.

Performance Stock Options

Performance Stock Options were granted in 2018 and are reported as equity incentive plan awards in the Grants of Plan-Based Awards Table above. The grant date fair value of the Performance Stock Options was determined using a Monte Carlo

48	2019 Proxy Statement

EXECUTIVE COMPENSATION TABLES

simulation model. The Performance Stock Options awarded to all executive officers other than Mr. Pertz: (1) vest and become exercisable on the third anniversary of the grant date only if the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 125% of the closing price on the grant date; and (2) expire six years after the date of grant. Two types of Performance Stock Options were awarded to Mr. Pertz in 2018. Half of the Performance Stock Options awarded vest and become exercisable on the third anniversary of the grant date only if the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 125% of the closing price on the grant date. The other half of Performance Stock Options awarded to Mr. Pertz in 2018 vest and become exercisable on the third anniversary of the grant date only if the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 150% of the closing price on the grant date. All of the Performance Stock Options awarded to Mr. Pertz in 2018 expire six years after the date of grant. With respect to all of the Performance Stock Options, upon a change in control, the price targets applicable to the Performance Stock Options awards cease to apply. In addition, if the awards do not remain outstanding or the successor company does not assume the award or provide a substitute, then the price targets shall be deemed achieved and the awards shall vest in full upon change in control. In the event of termination following change in control (other than termination by the company for cause or by the employee without good reason), then the award will vest in full without regard to the price targets.

2019 Proxy Statement	49

The Brink’s Company

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of all unexercised stock options, restricted stock units and performance share units for the named executive officers outstanding as of December 31, 2018.

		Option Awards				Stock Awards

Name	Award Type	Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(4)

Douglas A. Pertz 6/9/2016	Option		400,000	29.87	6/9/2022

6/9/2016	IM PSU							27,501	1,777,940

6/9/2016	TSR PSU							26,418	1,707,924

6/9/2016	RSU					6,042	390,615

6/9/2016	RSU					91,770	5,932,931

2/17/2017	Option		215,382	52.75	2/17/2023

2/17/2017	IM PSU							18,179	1,175,272

2/17/2017	TSR PSU							13,977	903,613

2/22/2018	Option		184,668	73.45	2/22/2024

2/22/2018	Option		156,947	73.45	2/22/2024

2/22/2018	TSR PSU							23,719	1,533,433

Ronald J. Domanico 07/14/2016	Option		84,985	29.86	7/14/2022

07/14/2016	IM PSU							7,168	463,411

07/14/2016	TSR PSU							6,930	448,025

07/14/2016	RSU					1,571	101,565

07/14/2016	RSU					17,439	1,127,431

2/17/2017	Option		22,974	52.75	2/17/2023

2/17/2017	IM PSU							5,332	344,714

2/17/2017	TSR PSU							4,100	265,065

2/17/2017	RSU					3,528	228,085

2/22/2018	Option		17,438	73.45	2/22/2024

2/22/2018	RSU					4,323	279,482

2/22/2018	IM PSU							4,357	281,680

2/22/2018	TSR PSU							3,953	255,561

Michael F. Beech 2/24/2016	RSU					1,568	101,371

2/24/2016	IM PSU							7,359	475,759

2/24/2016	TSR PSU							6,143	397,145

2/17/2017	Option		11,487	52.75	2/17/2023

2/17/2017	IM PSU							2,666	172,357

2/17/2017	TSR PSU							2,050	132,533

2/17/2017	RSU					1,764	114,043

2/22/2018	Option		8,370	73.45	2/22/2024

2/22/2018	RSU					2,075	134,149

2/22/2018	IM PSU							2,091	135,183

2/22/2018	TSR PSU							1,897	122,641

50	2019 Proxy Statement

EXECUTIVE COMPENSATION TABLES

			Option Awards				Stock Awards

Name	Award Type		Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(4)

McAlister C. Marshall, II 02/24/2016	IM PSU								7,466	482,677

02/24/2016	TSR PSU								6,232	402,899

02/24/2016	RSU						1,591	102,858

12/07/2016	RSU						5,073	327,969

2/17/2017	Option			13,575	52.75	2/17/2023

2/17/2017	IM PSU								3,151	203,712

2/17/2017	TSR PSU								2,422	156,582

2/17/2017	RSU	(5)					2,084	134,731

2/22/2018	Option	(5)		10,463	73.45	2/22/2024

2/22/2018	RSU	(5)					2,593	167,637

2/22/2018	IM PSU	(5)							2,614	168,995

2/22/2018	TSR PSU	(5)							2,371	153,285

Amit Zukerman 02/24/2016	IM PSU								5,352	346,007

02/24/2016	TSR PSU								4,467	288,792

02/24/2016	RSU						1,141	73,766

07/28/2016	Option			95,907	32.69	7/28/2022

07/28/2016	RSU						19,841	1,282,721

2/17/2017	Option			26,106	52.75	2/17/2023

2/17/2017	IM PSU								6,059	391,714

2/17/2017	TSR PSU								4,659	301,204

2/17/2017	RSU						4,009	259,182

2/22/2018	Option			17,438	73.45	2/22/2024

2/22/2018	RSU						4,323	279,482

2/22/2018	IM PSU								4,357	281,680

2/22/2018	TSR PSU								3,953	255,561

(1)

In accordance with the Company’s 2013 Equity Incentive Plan and 2017 Equity Incentive Plan, the exercise prices for the options were based on the closing prices of Brink’s Common Stock on the date of grant as reported on the New York Stock Exchange.

(2)

Inducement RSUs awarded to Messrs. Pertz (in the amount of 91,770) and Domanico (in the amount of 17,439) and Promotion RSUs awarded to Mr. Zukerman (in the amount of 19,841) vest upon the third anniversary of the relevant grant date, subject to the Company realizing positive non-GAAP income from continuing operations for the period beginning July 1, 2016 and ending June 30, 2017, which performance condition has been met. The December 7, 2016 grant of RSUs to Mr. Marshall vests on the third anniversary of the grant date. All other RSUs vest as to one third of the total number of shares covered by such award on each of the first, second and third anniversaries of the date of grant.

(3)	Fair market value was based on the closing price of Brink’s Common Stock on December 31, 2018, as reported on the New York Stock Exchange.
(4)

PSUs become earned and payable on the date in the first half of the year three years following the date of grant on which the Compensation Committee determines the achievement of the performance goals for the applicable performance period.

(5)

Mr. Marshall was no longer serving as an executive officer as of January 1, 2019. As a result, these awards have been forfeited, except for the portion of RSUs awarded in 2017 and 2018 that vested in February 2019 and will vest in February 2020.

2019 Proxy Statement	51

The Brink’s Company

Outstanding Equity Awards Table Narrative

For lnternal Metric PSUs awarded in 2016 and 2017, a change in control within the first twelve months of the performance period will result in a conversion of the awards to time-based RSUs at target level that vest on the vesting date (as set forth in the award agreement). lf a change in control occurs after the first twelve months of, but prior to the end of the performance period, the award will convert into time-based RSUs that vest on the vesting date for that number of shares of Brink’s Common Stock that would have become payable based on the goals achieved (adjusted for the shortened performance period) through the date of the change in control. lf a change in control occurs after the end of the performance period but prior to the vesting date, the award will become payable on the vesting date.

For Relative TSR PSUs awarded in 2016 and 2017, a change in control during the performance period will result in a conversion of the awards to time-based RSUs that vest on the vesting date for that number of shares that would have become payable based on the goals achieved through the date of the change in control. lf a change in control occurs after the end of the performance period but prior to the vesting date, the award will become payable on the vesting date. For Performance Stock Options, if a change of control occurs prior to the vesting date, the price target shall cease to apply and, in the event the named executive officer is terminated without cause or for good reason, then the award will vest in full without regard to the price target.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of all stock options and vesting of all stock awards for the named executive officers during the year ended December 31, 2018.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Douglas A. Pertz	—	—	6,042	455,567

Ronald J. Domanico	—	—	3,335	251,900

Michael F. Beech	7,922	444,455	39,765	2,925,739

McAlister C. Marshall, II	29,942	1,712,300	40,492	2,979,536

Amit Zukerman	—	—	30,285	2,231,069

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EXECUTIVE COMPENSATION TABLES

Pension Benefits

The Company provides retirement benefits to U.S. employees who worked for the Company or one of its participating subsidiaries before December 31, 2005 and who meet vesting and other minimum requirements. These benefits are provided through the following plans: The Brink’s Company Frozen Pension Plan (the “Frozen Pension Plan”), a qualified plan under the Internal Revenue Code, and The Brink’s Company Pension Equalization Plan (the “Equalization Plan”), a plan (not qualified under the Internal Revenue Code) under which the Company makes additional payments to a smaller group of employees so that the total amount to be received by each participant from both plans will be the same as he or she would have received under the Frozen Pension Plan in the absence of benefit limitations for tax qualified plans. (The Frozen Pension Plan and the Equalization Plan, described below, are referred to collectively in this proxy statement as the pension plans.) Mr. Marshall is the only named executive officer who is covered by these plans. Benefit accruals under the pension plans were frozen for all employees as of December 31, 2005 and no additional pension benefits have been earned since that date.

Mr. Zukerman participates in the Brink’s Switzerland Pension Plan (The “Swiss Pension Plan”), which is discussed below. Mr. Zukerman is the only named executive officer who is covered by this plan.

The following table presents information as of December 31, 2018 concerning each defined benefit plan of the Company that provides for payments to be made to the named executive officers at, following or in connection with retirement. Mr. Marshall and Mr. Zukerman are the only named executive officers listed in the table below because they are the only named executive officers who participate in any pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)

McAlister C. Marshall, II	Frozen Pension Plan	5.6	112,765	—

	Equalization Plan	5.6	4,304	—

Amit Zukerman	Swiss Pension Plan	4.5	2,183,931	—

(1)

This column shows the present value of the accumulated benefit as of December 31, 2018. As of December 31, 2018, the related hypothetical accumulated benefit payable to Mr. Marshall’s beneficiary following death would have been $78,305 for the Frozen Pension Plan and $2,865 for the Pension Equalization Plan.

For purposes of computing the present value of the accrued benefit payable to Mr. Marshall, the Company used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) a 4.40% discount rate for the Frozen Pension Plan measurement date of December 31, 2018; (c) a 4.30% discount rate for the equalization plan measurement date of December 31, 2018; (d) service accruals in the pension plans are frozen as of December 31, 2005; and (e) payments will be made on a straight-life monthly annuity basis. These assumptions are the same as are used to value the Company’s pension obligations in the financial statements as of December 31, 2018. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 4 to the Company’s financial statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated by reference into this proxy statement. In addition, the Company has assumed Mr. Marshall will attain the age of 65. For 2018, longevity was determined using the Mercer modified RP-2014 base mortality table and Mercer modified MP-2018 projection scale, with blue collar adjustments for frozen pension plan calculations and white collar adjustments for annuity payment calculations for the equalization plan and the GATT 2003 mortality table for lump sum calculations for the equalization plan.

For purposes of computing the present value of the accrued benefit payable to Mr. Zukerman, the Company used the following assumptions: (a) the retirement age is the earliest one (age 65 for males) permitted under the pension plan; (b) a 0.7% discount rate for the pension plan measurement date of December 31, 2018 and (c) payments will be made on a straight-life monthly annuity basis. These assumptions are the same as are used to value the

2019 Proxy Statement	53

The Brink’s Company

Company’s pension obligations in the financial statements as of December 31, 2018. In addition, the Company has assumed Mr. Zukerman will attain the age of 65; longevity is determined using the LPP/BVG2015-Generational mortality table for payment calculations.

Brink’s Switzerland Pension Plan

The Company maintains the Swiss Pension Plan, which is a contribution-based plan that covers all Switzerland employees, with a guarantee of a minimum interest credit and fixed conversion rates at retirement.

The amount financed for the benefit payable to an employee is based on a percentage of the insured salary and depends on the age attained of the member; 10% from age 25, 13% from age 35, 16% from age 45 and 20% from age 55. The financing is split between the employee (40% of total cost) and the employer (60% of total cost). The risk benefits are expressed as a percentage of the participant’s salary, which annual cost is also split between the employee (40% of total cost) and the employer (60% of total cost).

Subject to certain limitations, an employee who retires before he or she reaches age 65, provided he or she has reached the age of 58, may receive an annuity for life payable on a monthly basis beginning on his or her early retirement date at an annual rate not to exceed the maximum possible old-age savings tables which are based on a percentage of the participant’s salary.

The plan provides for payment options of an annuity for life or as a lump sum payment. Benefit elections must be made before retirement and are subject to certain requirements, such as spousal consent.

U.S. Frozen Pension Plan

The amount of any benefit payable to a participant in the Frozen Pension Plan is based on the participant’s benefit accrual service and average salary (as these terms are defined in the Frozen Pension Plan).

Subject to certain limitations, a participant who reaches age 65 may receive an annuity for life payable monthly beginning on his or her normal retirement date (as defined in the Frozen Pension Plan) at an annual rate equal to the sum of the following:

•	for the portion of the accrued benefit earned before June 1, 2003:

•	2.1% of average salary multiplied by the number of years of benefit accrual service completed as of May 31, 2003 with a maximum of 25 years; plus

•	1% of average salary multiplied by the number of years of benefit accrual service completed as of May 31, 2003 in excess of 25 years; less

•	0.55% of covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by the number of years of benefit accrual service completed as of May 31, 2003; and

•	for the portion of the accrued benefit earned after May 31, 2003 and through December 31, 2005:

•	1.75% of average salary multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 with a maximum of 25 years; plus

•	1% of average salary multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 in excess of 25 years; less

•	0.55% of covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005.

Subject to certain limitations, a participant who retires before he or she reaches age 65, provided he or she has completed 10 years of vesting service and reached age 55, may receive an annuity for life payable monthly beginning on his or her early retirement date (as defined in the Frozen Pension Plan) at an annual rate equal to the rate applicable to retirement on his or her normal retirement at age 65 reduced by 0.4167% for each month (the equivalent of 5% per year) by which his or her early retirement date precedes the normal retirement date.

The Frozen Pension Plan provides multiple payment options for participants. Participants may select a single life annuity for the life of the participant, joint and survivor annuities under which a participant’s surviving beneficiary may receive for his or her life 50%, 75% or 100% of the monthly benefit received by the participant, and period certain options under

54	2019 Proxy Statement

EXECUTIVE COMPENSATION TABLES

which a participant’s surviving beneficiary may receive payments for a fixed term of 5, 10, 15 or 20 years. If a joint and survivor annuity or a period certain option is selected, the amount of the retirement benefit is less than the amount payable under a single life annuity. Benefit elections must be made before retirement, and some options are subject to certain requirements, such as spousal consent.

Pension Equalization Plan

The Code limits the amount of pension benefits that may be paid under federal income tax qualified plans. As a result, the Board adopted the Equalization Plan under which the Company will make additional payments so that the total amount received by each person affected by the Code limitations is the same as would have otherwise been received under the Frozen Pension Plan (formerly known as the Pension-Retirement Plan). The Company has reserved the right to terminate or amend the Equalization Plan at any time

Effective December 1, 1997, the Equalization Plan was amended to permit participants to receive the actuarial equivalent of their benefit under such plan in a lump sum upon retirement (subject to certain limitations on distribution imposed by Section 409A of the Code). In accordance with the Equalization Plan, the Company has contributed to a trust, established between the Company and Wells Fargo Bank, N.A., amounts in cash to provide the benefits to which (1) participants under the Equalization Plan and (2) retirees covered under certain employment contracts are entitled under the terms of the equalization plan and such employment contracts. None of the named executive officers is covered by the contracts referred to in clause (2) above. The assets of the trust are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

Non-qualified Deferred Compensation

The following table presents information about the Company’s deferred compensation program, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified (i.e., the Company is not entitled to take a tax deduction for the related expense until payments are actually made to the participants). Mr. Zukerman does not participate in the deferred compensation program because he does not reside in the United States.

The information included in the table below reflects elective deferrals, Company matching contributions,

dividends credited to the participants’ accounts during 2018, aggregate withdrawals and the aggregate balance of deferred compensation accounts at December 31, 2018. Because deferrals, along with any matching contributions, related to annual incentive payouts under the EIP or the prior annual incentive plan, the Key Employees Incentive Plan (“KEIP”), are credited in the year after they are earned, these amounts differ from the annual incentive payments in the Summary Compensation Table, which, for each year, reflect amounts earned in that year.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Company Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(4) ($)

Douglas A. Pertz	375,013	375,013	(110,931)	—	1,069,300

Ronald J. Domanico	152,599	152,599	(76,362)	—	494,250

Michael F. Beech	369,400	119,800	(119,782)	—	1,043,195

McAlister C. Marshall, II	109,132	109,132	(605,194)	—	3,240,505

Amit Zukerman	—	—	—	—	—

2019 Proxy Statement	55

The Brink’s Company

(1)

Under the deferred compensation program, a participant is permitted to defer base salary, annual incentive amounts earned under the KEIP (prior to 2017) or EIP and amounts in excess of 401(k) limits (as supplemental savings). The dollar value of deferred amounts is converted into notional investments in mutual funds, selected by the participant, or common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. The following table sets forth the amount of salary and annual incentive awards deferred in 2018 under the deferred compensation program by each of the named executive officers:

Name	Salary Deferred	Annual Incentive Compensation Deferred(a)	Supplemental Savings Plan Deferred	Total

Mr. Pertz	$97,500	$225,150	$52,363	$375,013

Mr. Domanico	59,583	81,402	11,614	152,599

Mr. Beech	49,167	312,000	8,233	369,400

Mr. Marshall	50,218	50,414	8,500	109,132

(a)	The incentive compensation deferred in 2018 was earned by each named executive officer for 2017 under the EIP.

(2)

Under the deferred compensation program, a participant also receives Company matching contributions with respect to salary and annual incentive awards deferred and supplemental savings plan contributions, which amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. The following table sets forth the amount of Company matching contributions made in 2018 with respect to deferrals of salary and annual incentive awards under the EIP and supplemental savings plan contributions for each of the named executive officers:

Name	Salary Matching Contribution	Annual Incentive Matching Contribution	Savings Plan Matching Contribution	Total(a)

Mr. Pertz	$97,500	$225,150	$52,363	$375,013

Mr. Domanico	59,583	81,402	11,614	152,599

Mr. Beech	49,167	62,400	8,233	119,800

Mr. Marshall	50,218	50,414	8,500	109,132

(a)	These amounts are included within “All Other Compensation” for 2018 in the Summary Compensation Table.

(3)

Under the deferred compensation program, dividends paid on Brink’s Common Stock for the common stock units in a participant’s account are deferred and converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formula in the deferred compensation program. The following table sets forth the aggregate amount of dividends paid on Brink’s Common Stock in 2018 for the common stock units in each named executive officer’s account:

Name	Dividends on Brink’s Common Stock(a)

Mr. Pertz	$4,689

Mr. Domanico	3,660

Mr. Beech	4,591

Mr. Marshall	26,215

(a)	These amounts are not included in the Summary Compensation Table, as they are not earned at a rate higher than dividends on Brink’s Common Stock.

(4)

The following table sets forth the composition of the aggregate balance of deferred compensation under the deferred compensation program as of December 31, 2018 for each of the named executive officers. It includes (a) the aggregate contributions made by each of the named executive officers, (b) the aggregate contributions made by the Company on behalf of each of the named executive officers, (c) dividends paid on Brink’s Common Stock for the common stock units in each named executive officer’s account and the change in market value of the common stock units based on the change in market value of Brink’s Common Stock or the change in value of notional investments in mutual funds, as appropriate; and (d) aggregate distributions to participants:

Name	Years of Participation	Aggregate Executive Contributions	Aggregate Company Contributions	Dividends and Changes in Market Value	Aggregate Distributions	Aggregate Balance(a)

Mr. Pertz	2	$538,222	$538,222	$(7,144)	$—	$1,069,300

Mr. Domanico	2	244,610	244,610	5,030	—	494,250

Mr. Beech	5	537,024	261,412	244,759	—	1,043,195

Mr. Marshall	16	822,804	790,368	1,690,711	63,378	3,367,261

(a)	Represents value as of December 31, 2018.

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Key Employees’ Deferred Compensation Program

Deferrals

The Company’s deferred compensation program is an unfunded plan that provides deferred compensation for a select group of the Company’s management, including the named executive officers. Under the deferred compensation program, a named executive officer is permitted to defer receipt of:

•	up to 90% of his or her cash incentive payments awarded under the annual incentive plan (the EIP for 2017 and 2018 awards, and the KEIP for prior years’ awards);

•	up to 50% of his or her base salary; and

•	any or all amounts that are prevented from being deferred, and the related matching contribution, under the Company’s 401(k) Plan as a result of the limitations imposed by the Internal Revenue Code.

The Company provides matching contributions for deferred cash incentive amounts (100% of the first 10% deferred) and deferred salary (100% of the first 10% deferred). An executive may elect to defer additional amounts under the supplemental savings plan after he or she meets the maximum permitted under the company’s 401(k) Plan. The company provides matching contributions to supplemental savings plan contributions. For 2018, matching contributions were equal to 100% of the first 2.0% of salary and annual incentive deferrals, less amounts deferred into the Company’s 401(k) Plan.

Amounts deferred are invested in mutual funds or converted to units that track Brink’s Common Stock, per the executive’s instructions at the time of annual enrollment. Matching contributions by the Company are made in the form of units of Brink’s Common Stock, which are subject to a five-year vesting period from the original participation in the deferred compensation program. The dollar values are converted in accordance with the formula in the program.

Dividends paid with respect to the common stock units in a participant’s account are converted to units that track Brink’s Common Stock.

Distributions

General. The deferred compensation program provides for distributions of one share of Brink’s Common Stock for each common stock unit in a participant’s account. Cash is paid for deferred compensation invested in mutual funds, and in lieu of the issuance of fractional shares of Brink’s Common Stock.

Termination Upon Death, Retirement, Disability or Change in Control. Upon the termination of participation as a result of death, retirement, total and permanent disability or termination for any reason within three years following a change in control, lump-sum distributions for all accrued units are made under the deferred compensation program six months after termination of employment. A participant may elect, however, to receive the shares in up to five equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination.

Termination Other Than Upon Death, Retirement, Disability or Change in Control. In the event that a participant’s employment terminates for a reason not described above, the participant receives the contributions made by the participant, related dividends and changes in market value. The participant forfeits all common stock units attributable to matching contributions and related dividends for the year in which the termination occurs and the common stock units attributable to matching contributions and related dividends that are otherwise unvested. If a participant’s employment is terminated for ‘‘cause,’’ the participant forfeits all common stock units attributable to matching contributions and related dividends credited to the participant’s account under the program whether or not vested. A participant’s common stock units attributable to Company matching contributions and related dividends vest based on the number of months since the executive’s original participation in the deferred compensation program:

Vested Percentage

Less than 36 months	0%

At least 36 months but less than 48 months	50%

At least 48 months and less than 60 months	75%

60 months or more	100%

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The Brink’s Company

As of December 31, 2018, Messrs. Pertz and Domanico were 0% vested. Messrs. Beech and Marshall were fully vested.

Lump-sum distributions are made at a date selected by the participant at least two years following the date of election or six months after termination of employment. A participant may elect, however, to receive the shares in up to five equal annual installments beginning on a date selected by the participant at least two years following the year of election.

Potential Payments Upon Termination or Change in Control

None of the Company’s named executive officers have employment agreements with the Company, however, each named executive officer may be eligible to receive benefits and payments pursuant to the Company’s Severance Pay Plan and individual change in control agreements in the event of termination or change in control. Benefits under change in control agreements are triggered upon termination following change in control (“double trigger”). The tables on pages 60 and 64 show the estimated amount of incremental additional benefits and payments that would be paid to each of the named executive officers if their employment terminated on December 31, 2018 to the extent those benefits and payments exceed amounts that would be due to the named executive officers regardless of the reason for termination of employment, including:

•	for Mr. Marshall and Mr. Zukerman, the present value of their respective accumulated pension benefits, which appear in the Pension Benefits Table on page 53; and

•	for each named executive officer, the aggregate balance of non-qualified deferred compensation which appears in the Non-qualified Deferred Compensation Table on page 55, subject to vesting of Company matching contributions as described under “Key Employees’ Deferred Compensation Program—Distributions” beginning on page 57.

Because the named executive officers would be eligible to receive different benefits and payments depending on whether a change in control had occurred on December 31, 2018, information about the additional benefits and payments that would be paid to each named executive officer in connection with a termination of employment is presented in two tables: one without a change in control and one with a change in control. Following are descriptions of the types of benefits and payments that the named executive officers would be eligible to receive under various termination scenarios, key terms under the change in control agreements, and the categories of benefits and payments as reflected in the tables on pages 60 and 64. Neither the tables below, nor the descriptions accompanying them, include hypothetical benefits and payments to named executive officers under a retirement scenario because none of the named executive officers were eligible for retirement as of December 31, 2018 and were therefore not eligible for any additional benefits or payments under that scenario.

Severance Pay Plan

Upon a qualifying termination, participants who are named executive officers would be eligible to receive the following benefits:

•	a lump sum payment equal to the sum of: (a) the executive’s annual base salary through the date of termination, (b) any bonus or incentive compensation approved but not paid, and (c) any accrued vacation pay, in each case to the extent not already paid or credited as of the date of termination;

•	a lump sum payment equal to the product of (a) one (one and a half (1.5) for the Chief Executive Officer), multiplied by (b) the sum of annual base salary and target annual incentive opportunity;

•	a prorated bonus for the year of termination, so long as the participant was employed by the company for at least six months of the performance year;

•	reimbursement payments for continued medical and dental benefit coverage until the earlier of 12 months (18 months for the Chief Executive Officer) following the date of termination and such time as the participant becomes eligible to receive medical and dental benefits under another employer-provided plan;

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EXECUTIVE COMPENSATION TABLES

•	continued vesting of equity awards granted in connection with the Company’s ordinary LTI award grant cycle until the first anniversary of the participant’s date of termination with payout at lower of target or actual performance; and

•	reasonable outplacement services during the period over which the health care benefits are provided.

In order to receive severance payments, the participant must execute a separation and release agreement that includes a release of claims in favor of the Company as well as confidentiality, non-solicitation and non-competition restrictions that remain in effect for a period of 12 months after termination of employment (18 months for the Chief Executive Officer).

The Committee may amend or terminate the Severance Pay Plan at any time, but any action that would reduce the payments or benefits to participants, narrow the conditions for a qualifying termination, or otherwise reduce the protections provided to participants would not be effective until 12 months following approval by the Committee.

Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Without a Change in Control

The table on page 60 provides information with respect to incremental additional hypothetical benefits and payments to the named executive officers as of December 31, 2018 under the Company’s policies and programs, assuming their employment was terminated without a change in control.

The amounts in the following tables are in the following categories:

•	Prorated Annual Incentive. Represents hypothetical payment of a prorated annual incentive for the year of termination, pursuant to the terms of the Severance Pay Plan.

•	Base Salary and Annual Incentive. Represents hypothetical payment in the amount of the product of (a) one (or one and a half (1.5) for the Chief Executive Officer), multiplied by (b) the sum of annual base salary and target annual incentive opportunity, pursuant to the terms of the Severance Pay Plan.

•	Long-term Incentive. Includes the value at December 31, 2018 of unvested RSUs, Internal Metric PSUs, Relative TSR PSUs and Stock Options that would be payable in accordance with their terms or pursuant to the Severance Pay Plan.

•	Benefit Plans. Includes benefits under the Executive Salary Continuation Plan, which is described on page 40 as well as the value of short-term disability payments.

•	Outplacement Services and Other Benefits. Includes the estimated cost of outplacement services and medical benefit coverage pursuant to the Severance Pay Plan.

•	Notice Period Payments. Includes continuing salary payments during a three month period that begins when the Company provides notice of termination under certain circumstances as well as a pro-rated annual incentive payment for the three month period and the value of any equity awards that would vest during the three month period. The notice period and related payments are required under Switzerland law and apply only to Mr. Zukerman because he resides in Switzerland.

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		Termination for Cause	Voluntary Termination	Termination Without Cause or for Good Reason	Incapacity(2)	Death(3)

Douglas A. Pertz	Prorated Annual Bonus	$—	$—	$1,504,913	$—	$—

	Base Salary and Bonus	—	—	3,307,500	—	—

	Long Term Incentive (4)	—	—	23,721,409	31,768,973	29,906,019

	Benefit Plans	—	—	—	485,558	2,450,903

	Outplacement Services and Other Benefits	—	—	32,040	—	—

	Total	—	—	28,565,862	32,254,531	32,356,922

Michael F. Beech	Prorated Annual Bonus	—	—	439,779	—	—

	Base Salary and Bonus	—	—	815,100	—	—

	Long Term Incentive (4)	—	—	1,076,035	2,363,629	2,004,822

	Benefit Plans	—	—	—	244,761	1,238,351

	Outplacement Services and Other Benefits	—	—	22,296	—	—

	Total	—	—	2,353,210	2,608,390	3,243,173

Ronald J. Domanico	Prorated Annual Bonus	—	—	626,535	—	—

	Base Salary and Bonus	—	—	1,110,000	—	—

	Long Term Incentive (4)	—	—	5,304,264	7,688,089	6,953,923

	Benefit Plans	—	—	—	297,280	1,483,441

	Outplacement Services and Other Benefits	—	—	22,758	—	—

	Total	—	—	7,063,557	7,985,369	8,437,364

McAlister C. Marshall, II (1)	Prorated Annual Bonus	—	—	387,855	—	—

	Base Salary and Bonus	—	—	841,500	—	—

	Long Term Incentive (4)	—	—	1,111,721	2,944,854	2,507,368

	Benefit Plans	—	—	—	252,688	1,194,951

	Outplacement Services and Other Benefits	—	—	25,647	—	—

	Total	—	—	2,366,723	3,197,542	3,702,319

Amit Zukerman	Prorated Annual Bonus	—	—	598,444	—	—

	Base Salary and Bonus	—	—	1,168,500	—	—

	Long Term Incentive (4)	—	—	4,347,908	7,757,180	6,978,729

	Benefit Plans	—	—	—	—	—

	Outplacement Services and Other Benefits	—	—	12,000	—	—

	Notice Period Payments	—	—	1,383,029	—	—

	Total	—	—	7,509,881	7,757,180	6,978,729

(1)

As of January 1, 2019, Mr. Marshall was no longer serving as the Company’s General Counsel and Chief Administrative Officer. Information regarding compensation received by Mr. Marshall was disclosed on a Current Report on Form 8-K, filed with the SEC on January 7, 2019 and the Consulting Agreement by and between the Company and Mr. Marshall was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(2)

In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. The amounts represent the net present value of such disability payments, discounted at 3.13%. Amounts under the Company’s long-term disability program are not included as they are provided on a broad basis to U.S. employees. Mr. Zukerman is not eligible to participate in these benefits.

(3)

Includes under “Benefit Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 3.40%. Mr. Zukerman is not eligible for this benefit.

(4)

Unvested options are valued based on the difference between the closing price of Brink’s Common Stock at December 31, 2018 and the option’s exercise price. If the option’s exercise price is less than the December 31, 2018 price, no value is attributed to the unvested option. Unvested RSUs are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2018. Unvested Relative TSR PSUs and Internal Metric PSUs, are valued in accordance with plan terms, based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2018.

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EXECUTIVE COMPENSATION TABLES

Hypothetical Termination Benefits Following Termination Upon a Change in Control

Change in Control Agreements

The change in control agreements provide certain compensation and continued benefits in the event that a “change in control” occurs.

In addition, these agreements provide additional benefits and payments in the event that a change in control occurs and either the executive is terminated by the Company other than for ‘‘cause’’ or incapacity or he resigns for ‘‘good reason’’ within two years following a change in control. Each named executive officer is a party to a change in control agreement with the Company with principal terms as described below. The executive’s entitlement to benefits under the agreement requires compliance with certain non-competition provisions.

Change in Control Agreements—Definitions of Key Terms

The change in control agreements generally define “cause,” “change in control” and “good reason” as follows:

•	“cause” means embezzlement, theft or misappropriation of any property of the Company, the willful breach of any fiduciary duty to the Company, the willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, gross incompetence in the performance of job duties, commission of a felony or of any crime involving moral turpitude, fraud or misrepresentation, the failure to perform duties consistent with a commercially reasonable standard of care or any gross negligence or willful misconduct resulting in a loss to the Company.

•	a “change in control” generally will be deemed to have occurred:

•	upon any (1) combination of the Company in which the Company is not the surviving entity or upon certain conversion of all of the shares of Brink’s Common Stock (2) sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;
•	when any third-party becomes the beneficial owner of more than 20% of the total voting power of the Company; or

•	if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of certain new directors during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

•	“good reason” generally means:

•	material diminution in the named executive officer’s position, authority, duties or responsibilities;

•	material breach of or failure by the Company to comply with its obligations under the change in control agreement;

•	a change to the named executive officer’s work location that increases the distance of the executive’s commute by a pre-determined amount; or

•	the failure by the Company to require any successor entity to assume the applicable agreement and agree to perform the Company’s obligations under the applicable agreement;

•	provided, however, that good reason will cease to exist if the named executive officer has not terminated employment within two years following the initial occurrence of the event constituting good reason.

For Mr. Pertz, “good reason” means any of the following events that is not cured by the Company within 30 days after written notice thereof from Mr. Pertz to the Company, which written notice must be made within 90 days of the occurrence of the event:

•	without Mr. Pertz’s written consent, the assignment of duties materially inconsistent with his position, duties or responsibilities (including reduction of duties related to the Company as a public company, such that those duties no longer constitute a substantial portion of his duties) or any material diminution in position, authorities, duties or responsibilities;

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•	removal from the Board (other than for Cause) or the failure to be renominated for election to be a member of the Board at the expiration of a term (excluding failure to be reelected to the Board by the shareholders);

•	without Mr. Pertz’s written consent, the Company’s requiring him to change his work location by a pre-determined amount;

•	a material reduction in annual base salary or target annual incentive opportunity (other than in connection with a reduction that applies to employees of the Company and its Subsidiaries generally); or

•	material breach of, or failure by the Company to comply with, the provisions of the Change in Control Agreement.

Change in Control Agreements–Benefits Following a Change in Control if Executive is not Terminated

Salary and Annual Incentive. During the first two years of employment following a change in control, each executive who is a party to a change in control agreement will receive annual compensation at least equal to the sum of (1) a salary not less than the executive’s annualized salary in effect immediately before the change in control occurred, plus (2) a bonus not less than the amount of the executive’s average annual incentive award for the last three years preceding the date the change in control occurred. In the event the executive has not been employed with the Company for the last three years, the executive’s target annual incentive will be used for any partial or complete year as necessary to determine the three year average.

Incentive, Savings and Retirement Plans. During the executive’s continued employment, the executive is entitled to continue to participate in all available incentive and savings plans and programs offered by the Company.

Welfare Benefit Plans. During the executive’s continued employment, the executive and/or the executive’s family or beneficiary, as the case may be, is eligible to participate in and will receive all benefits under generally available welfare benefit plans and programs offered by the Company.

Change in Control Agreements–Termination Benefits Following a Change in Control

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity.

Under this scenario:

•	The Company will make a lump sum cash payment to the executive consisting of the aggregate of the following amounts:

•	the sum of (1) the executive’s currently effective annual base salary through the date of termination to the extent not already paid, (2) any bonus or incentive compensation in respect of a completed performance period, but not paid as of the date of termination, (3) a portion of the executive’s average annual incentive awarded during the past three years pro-rated based on the number of days worked in the year of termination, and (4) any accrued vacation pay, in each case to the extent not already paid or credited (the sum of the amounts described in clauses (1) through (4) is referred to as the “Accrued Obligation Payment”); and

•	an amount equal to two times the sum of the executive’s annual base salary and average annual incentive awarded during the past three years.

•	The Company will provide the executive with outplacement services.

•	To the extent not already paid or provided, the Company will pay or provide any other amounts or benefits required to be paid or provided or that the executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits are referred to as the ‘‘Other Benefits’’).

•	In the event the executive elects continued medical benefit coverage, the Company will reimburse him or her for a period of up to 18 months for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid for such coverage had employment continued.

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EXECUTIVE COMPENSATION TABLES

Termination for Death or Incapacity. If an executive’s employment is terminated by reason of the executive’s death or incapacity following the date of the change in control, the change in control agreement will terminate without further obligations to the executive’s legal representatives, other than for (1) the payment of the Accrued Obligation Payment and (2) the provision by the Company of death benefits or disability benefits, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the change in control or, if more favorable to the executive, at the executive’s deemed date of termination.

Termination for Cause. If the Company or its successor terminates an executive’s employment for cause following the date of the change in control, the change in control agreement will terminate without further obligations to the executive other than payment of (1) a lump sum payment of the executive’s currently effective annual base salary through the date of termination and (2) Other Benefits, in each case to the extent not already paid or credited.

Termination Other Than for Good Reason. If an executive voluntarily terminates employment following the date of the change in control, excluding a termination for good reason, the change in control agreement will terminate without further obligations to the executive, other than for the lump sum payment of the Accrued Obligation Payment (with the exception of any pro-rated annual incentive) and Other Benefits.

Excise Tax Cutback. If the amounts payable to an executive under the change in control agreement trigger payment of an excise tax, an accounting firm designated by the Company prior to the change in control will determine the after-tax benefit to the executive: (1) with the full payment of amounts due and payment by the executive of any resulting excise tax; and (2) after reducing the payment benefits to the extent necessary to avoid triggering the excise tax liability. The executive will be paid the amount that produces the greater after-tax benefit and any excise tax will be paid by the executive.

Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Upon a Change in Control

The table on page 64 provides information with respect to the incremental additional benefits and payments to the named executive officers as of December 31, 2018 under the scenarios covered by the change in control agreements described above and the Company’s policies and programs assuming their employment is terminated following a change in control.

The amounts in the tables are in the following categories:

•	Accrued Obligation Payment (as defined on page 62).

•	Base Salary and Annual Incentive. Includes a payment equal to two times the executive’s annual base salary and average annual incentive awarded during the past three years.

•	Long-Term Incentive. Includes the value at December 31, 2018 of unvested options, Internal Metric PSUs, Relative TSR PSUs and RSUs that would be payable in accordance with their terms.

•	Benefit Plans. Includes benefits under the Executive Salary Continuation Plan, which is described on page 40 as well as the value of short-term and long-term disability payments.

•	Outplacement Services and Other Benefits. Includes the estimated cost of outplacement services for up to one year and, for named executive officers who have elected medical benefit coverage, continued medical benefit coverage for up to 18 months.

•	Notice Period Payments. Includes continuing salary payments during a three month period that begins when the Company provides notice of termination under certain circumstances as well as a pro-rated annual incentive payment for the three month period and the value of any equity awards that would vest during the three month period. The notice period and related payments are required under Switzerland law and apply only to Mr. Zukerman because he resides in Switzerland.

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		Termination for Cause	Voluntary Termination	Termination Without Cause or for Good Reason	Incapacity(2)	Death(3)

Douglas A. Pertz	Accrued Obligation Payment	$—	$—	$1,567,167	$1,567,167	$1,567,167

	Base Salary and Bonus	—	—	5,094,334	—	—

	Long Term Incentive(4)	—	—	31,768,973	31,768,973	31,768,973

	Benefit Plans	—	—	—	485,558	2,450,903

	Outplacement Services and Other Benefits	—	—	26,040	—	—

	Total	—	—	38,456,514	33,821,698	35,787,043

Michael F. Beech	Accrued Obligation Payment	—	—	390,728	390,728	390,728

	Base Salary and Bonus	—	—	1,769,456	—	—

	Long Term Incentive(4)	—	—	2,317,728	2,317,728	2,317,728

	Benefit Plans	—	—	—	244,761	1,238,351

	Outplacement Services and Other Benefits	—	—	27,702	—	—

	Total	—	—	4,505,614	2,953,217	3,946,807

Ronald J. Domanico	Accrued Obligation Payment	—	—	611,339	611,339	611,339

	Base Salary and Bonus	—	—	2,422,678	—	—

	Long Term Incentive(4)	—	—	7,592,342	7,592,342	7,592,342

	Benefit Plans	—	—	—	297,280	1,483,441

	Outplacement Services and Other Benefits	—	—	28,406	—	—

	Total	—	—	10,654,765	8,500,961	9,687,122

McAlister C. Marshall, II(1)	Accrued Obligation Payment	—	—	416,977	416,977	416,977

	Base Salary and Bonus	—	—	1,853,954	—	—

	Long Term Incentive(4)	—	—	2,887,445	2,887,445	2,887,445

	Benefit Plans	—	—	—	252,688	1,194,951

	Outplacement Services and Other Benefits	—	—	32,812	—	—

	Total	—	—	5,191,188	3,557,110	4,499,373

Amit Zukerman	Accrued Obligation Payment	—	—	691,821	691,821	691,821

	Base Salary and Bonus	—	—	2,613,642	—	—

	Long Term Incentive(4)	—	—	7,661,433	7,661,433	7,661,433

	Benefit Plans	—	—	—	—	—

	Outplacement Services and Other Benefits	—	—	12,000	—	—

	Notice Period Payments	—	—	1,383,029	—	—

	Total	—	—	12,361,925	8,353,254	8,353,254

(1)

As of January 1, 2019, Mr. Marshall was no longer serving as the Company’s General Counsel and Chief Administrative Officer. Information regarding compensation received by Mr. Marshall was disclosed on a Current Report on Form 8-K, filed with the SEC on January 7, 2019 and the Consulting Agreement by and between the Company and Mr. Marshall was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018

(2)

In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. The amounts represent the net present value of such disability payments, discounted at 3.13%. Amounts under the Company’s long-term disability program are not included as they are provided on a broad basis to U.S. employees. Mr. Zukerman is not eligible to participate in these benefits.

(3)

Includes under “Benefit Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 3.40%. Mr. Zukerman is not eligible for this benefit.

(4)

Unvested options are valued based on the difference between the closing price of Brink’s Common Stock at December 31, 2018, and the option’s exercise price. If the option’s exercise price is less than the December 31, 2018 price, no value is attributed to the unvested option. Unvested RSUs are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2018. Unvested TSR PSUs and Internal Metric PSUs are valued in accordance with plan terms, based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2018.

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EXECUTIVE COMPENSATION TABLES

Chief Executive Officer Pay Ratio for 2018

Pursuant to Item 402(u) of Regulation S-K promulgated under the Exchange Act, as mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median annual total compensation of all of the Company’s employees, the total compensation of the Company’s chief executive officer, and the ratio of these two amounts. In accordance with Instruction 2 of Item 402(u) of Regulation S-K, we used the same median employee from our 2017 pay ratio calculation disclosed in our 2018 proxy statement for our 2018 pay ratio calculation because we reasonably believe that there has been no change in our employee population and employee compensation arrangements that would significantly impact our pay ratio disclosure. The methodology that we used and the material assumptions, adjustments and estimates that we used to identify the median employee in 2017, the first year we disclosed our pay ratio calculation, and then determine annual total compensation for 2018 were as follows:

In determining the median total compensation of all employees, we prepared a list of all employees as of December 31, 2017 and the taxable wages (determined in accordance with local laws in each jurisdiction in which the Company’s employees are employed) for each employee for 2017. We included all employees, whether employed on a full-time, part-time or seasonal basis. 2017 taxable wages were annualized for any employees who joined the Company after January 1, 2017. We excluded all 81 of our employees based in Germany from our calculation of the median employee under the de minimis exception. Without applying the de minimis exception, the Company had 58,139 employees. With this exception, we had a total of 58,058 employees as of December 31, 2017. This total also excludes an aggregate 2,670 employees who joined Brink’s during 2017 as a result of acquisitions (including 670 employees in Brazil as a result of our acquisition of Muitofacil Holding Ltda. and its subsidiary, Muitofacil Arrecadacao e Recebimento Ltda., 267 employees in Chile as a result of our acquisition of Global Security S.A., 1,245 employees in Argentina as a result of our acquisitions of Maco Transportadora de Caudales S.A. and Maco Litoral S.A. and 488 employees in France as a result of our acquisition of Temis S.A.S. and its wholly-owned subsidiaries). We then identified the median total compensation among the list of taxable wages for these 58,058 employees. In determining the median total compensation of all employees, we did not make any cost of living adjustments to the wages paid to any employee outside of the U.S.

As set forth in the table below, our chief executive officer to global median employee pay ratio is 872:1 for 2018. As described in the Compensation Discussion & Analysis, the Compensation and Benefits Committee reviews and approves target compensation for the Company’s Chief Executive Officer, taking into account relevant market data and the executive’s performance and expected future contributions to the Company. In 2018, approximately 90% of the CEO’s target compensation was performance-based, at-risk compensation to be paid based on the Company’s performance against pre-approved targets. Compensation for employees other than the Company’s senior executives, including the median employee, are determined by local management, taking into account relevant market data for that geography, criticality of the employee’s role, and the employee’s performance and expected future contributions to the Company.

Median Employee Total Annual Compensation	CEO Total Annual Compensation	CEO to Median Employee Pay Ratio	Market	Employee Status

$11,886	$10,360,397	872:1	All markets (U.S. and international)	full-time, part-time, seasonal, temporary

40,212	10,360,397	258:1	U.S. only	full-time, part-time, seasonal, temporary

Facts to Consider regarding Our Employees

•	The Company’s employees are located in 48 countries.

•	88% of the Company’s employees are located outside of the U.S.
•	Of this 88%, 83% are located in lower wage geographies, where the average annual salary is less than 50% of the average salary for our U.S. employees.

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Given that 88% of the Company’s employees are located outside of the U.S., mostly in lower wage geographies, and that a vast majority of the positions are hourly direct labor, many of whom are temporary or seasonal employees, whose compensation is not annualized per the SEC rules, the compensation of our median global employee (who is employed outside of the U.S.) is significantly lower than our U.S. employee base, which leads to a higher global chief executive officer pay ratio.

In light of the significant percentage of employees located outside of the U.S., we also conducted a review of the 2017 taxable wages employees in the U.S. We included all employees, whether employed on a full-time, part-time, or seasonal basis. 2017 taxable wages were annualized for any employees who joined the Company after January 1, 2017. We then identified the median total compensation among the list of taxable wages for these 7,042 employees. The 2017 median U.S. employee’s total annual compensation for 2018 was $40,212 and the ratio of the chief executive officer to the median U.S. employee’s total annual compensation was 258:1.

The pay ratios included in this information are reasonable estimates, calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their ratio, the estimated CEO pay ratio information provided herein should not be used as a basis for comparison between companies.

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DIRECTOR COMPENSATION

The following table describes the key components of compensation for the non-employee directors as of December 31, 2018.

Compensation Element	2018 Value	Additional Information

Annual Retainer	$80,000	Paid in cash.
Deferred Stock Units (“DSUs”)*	$125,000

Annual grant of DSUs approved by the Board. DSUs vest on the first anniversary of the grant date and, in general, will be forfeited if the director leaves before the DSUs vest. DSUs are settled in Brink’s Common Stock on a one-for-one basis on the first anniversary of the grant date.

Non-Executive Chairman Fee	$110,000	50% paid in cash and 50% paid in Brink’s Common Stock to the Company’s Non-Executive Chairman.
Committee Chair Retainer*	$25,000	Paid in cash to the Chair of the Audit Committee.
	$20,000	Paid in cash to the Chair of the Compensation Committee.
	$15,000	Paid in cash to the Chairs of the Corporate Governance and Finance Committees.
Non-Chair Committee Retainer*	$12,500	Paid in cash to each non-Chair member of the Audit Committee.
	$10,000	Paid in cash to each non-Chair member of the Compensation Committee.
	$7,500	Paid in cash to each non-Chair member of the Corporate Governance and Finance Committees.

*

The amounts in the table above reflect changes to the director compensation program approved by the Board of Directors in May 2018. In 2018, upon recommendation from the Corporate Governance and Nominating Committee and in consultation with the independent compensation consultant, the Board of Directors approved:

•	an increase of $15,000 in the grant date value of the annual DSU award;

•	an increase of $5,000 to each of the Committee Chair Retainers;

•	an increase of $2,500 to each of the non-chair Committee Retainers; and

•	the implementation of a special meeting fee to be paid in the event that the Board or its

Committee holds more than five additional meetings (other than those planned for the year for each of the Board or its Committees) in the amount of $1,750 per in-person meeting and $1,500 per telephonic meeting.

These changes were approved in order to better align the director compensation program with market levels of director compensation.

Director Equity Plans

Under the terms of the 2017 Equity Incentive Plan (approved by shareholders in May 2017), directors received equity awards, including the annual grant of Deferred Stock Units (“DSUs”). Pursuant to the terms of the plan, the Board may grant non-employee directors equity awards, including options, stock appreciation rights, restricted stock, other stock-

based awards or any combination thereof. The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award.

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Under the 2017 Equity Incentive Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the closing price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures approved by the Committee.

In 2018, directors received grants of DSUs that vest and will be settled in Brink’s Common Stock on a one-for-one basis on the first anniversary of the grant date. In general, DSUs are forfeited if a director leaves before the vesting date. The Chairman of the Board receives a portion of his annual fee in the form of Brink’s Common Stock and certain directors elected to receive all or a portion of their 2018 annual retainers and/or fees in the form of Brink’s Common Stock. More information about Common Stock held by directors appears under “Stock Ownership” on page 71.

Stock Ownership Guideline

Non-employee directors are required to meet a stock ownership guideline of five times the annual retainer. Until a director has met the ownership guideline, he or she must hold at least 50% of any profit shares acquired through a stock option exercise or stock grant vesting. The Corporate Governance Committee annually reviews directors’ compliance with the guideline. Shares counted towards the ownership guideline include Brink’s Common Stock, deferred stock units, shares of restricted stock, and unvested and vested restricted stock units, but not unexercised stock options.

Plan for Deferral of Directors’ Fees

Under the Plan for Deferral of Directors’ Fees (the “Deferral Plan”), a director may elect to defer receipt of his or her cash retainer, fees, and/or dividend equivalent payments (for equity awards prior to 2017) to future years, into one or more investment options, in amounts between 10% and 100%. Distributions from a director’s account, which may be made before or after a director ceases to be a member of the Board, generally will be made in a single lump sum distribution; however, a director may elect, in accordance with the Deferral Plan, to receive a distribution in up to ten equal annual installments. Under the Deferral Plan a director may also elect to defer equity awards, including DSUs and retainer fees elected to be paid in shares of Brink’s common stock. Distributions of deferred equity awards will be made in a single lump sum distribution of Brink’s Common Stock on a one-for-one basis. Directors may elect to have these deferred equity awards distributed on a specified date, or after their separation from service on the Board.

Business Travel Accident Insurance Plan

The Company provides directors with insurance benefits payable in the event of their death, dismemberment, loss of sight, speech, hearing or permanent and total disability if the loss occurs as a result of an accident while the director is traveling on Company business.

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DIRECTOR COMPENSATION

Director Compensation Table

The following table presents information relating to total compensation of the non-employee directors for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)

Paul G. Boynton	105,325	124,934	(22,514)	—	207,745

Ian D. Clough	97,952	124,934	—	10,620	233,506

Susan E. Docherty	98,245	124,934	—	—	223,179

Reginald D. Hedgebeth	109,925	124,934	(9,370)	17,211	242,700

Dan R. Henry	95,786	183,361	—	—	279,147

Michael J. Herling	158,120	179,797	34,004	10,000	381,921

George I. Stoeckert	111,969	124,934	—	10,000	246,903

(1)	Represents fees earned before deferral of any amounts under the Plan for Deferral of Directors’ Fees and fees earned in cash, but elected to be paid in shares of the Company’s common stock.

(2)

Represents the grant date fair value in 2018 related to the allocation of DSUs representing shares of Brink’s Common Stock to each non-employee director under the terms of the 2017 Equity Incentive Plan and the grant date fair value of stock awards made to Mr. Herling as his compensation for service as Non-Executive Chairman of the Board. For Mr. Henry, includes a pro-rated DSU award in connection with his joining the Board in October 2017.

The following table sets forth (a) the number of DSUs granted to each non-employee director during the year ended December 31, 2018, (b) the aggregate grant date fair value of the DSUs granted to each non-employee director during the year ended December 31, 2018 and (c) the aggregate number of DSUs credited to each non-employee director as of December 31, 2018.

Name	DSUs Granted in 2018	Grant Date Fair Value(a)	Total DSUs Held

Mr. Boynton	1,679	$124,934	26,222

Mr. Clough	1,679	124,934	1,679

Ms. Docherty	1,679	124,934	1,679

Mr. Hedgebeth	1,679	124,934	13,569

Mr. Henry	2,460	183,361	2,460

Mr. Herling	1,679	124,934	23,218

Mr. Stoeckert	1,679	124,934	1,679

All Non-Employee Directors as a Group (7 persons)			70,506

(a)

The grant date fair value was computed in accordance with FASB ASC Topic 718 based on the closing quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on February 23, 2018 (for Mr. Henry) and on May 4, 2018 (for all directors), the respective dates of grant

(3)

Represents total interest on directors’ fees deferred under the Plan for Deferral of Directors’ Fees. Under the deferral plan, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. Directors may also elect to have deferred fees notionally invested in one or more mutual funds (which mirror funds available under the Key Employees’ Deferred Compensation Plan). For a discussion of the material terms of the deferral plan, see “Plan for Deferral of Directors’ Fees” on page 68. There is no pension plan for the Board.

(4)

Reflects the value of the perquisites and other personal benefits provided to certain non-employee directors in 2018 in connection with attendance at a meeting of the Board of Directors. For purposes of computing the dollar amounts of the items listed below, the Company used the actual cost of providing the perquisite or other personal benefit to the non-employee director. Includes matching charitable awards made by Brink’s in 2018 as part of the Company’s matching gifts program (which is available to all employees and directors of the Company), in the amounts of $5,000 for Mr. Hedgebeth, $10,000 for Mr. Herling, and $10,000 for Mr. Stoeckert.

Name	Personal and Spousal Travel and Entertainment

Mr. Clough	$10,620

Mr. Hedgebeth	$12,211

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The Brink’s Company

Directors’ Stock Accumulation Plan

Prior to 2015, the Board granted awards of Directors’ Stock Accumulation Plan units (“DSAP Units”) under the Directors’ Stock Accumulation Plan, which expired by its terms on May 15, 2015. DSAP Units vested one year from their grant dates and are settled in Brink’s Common Stock on a one-for-one basis after a director’s separation from service on the Board.

The following table sets forth the aggregate number of DSAP Units held by each non-employee director as of December 31, 2018 based on previous grants under the Directors’ Stock Accumulation Plan. Each of Ms. Docherty and Messrs. Clough, Henry, and Stoeckert joined the Board after the Directors’ Stock Accumulation Plan expired, and therefore do not have any DSAP Units.

Name	Total DSAP Units Held

Mr. Boynton	4,525

Mr. Clough	—

Ms. Docherty	—

Mr. Hedgebeth	2,345

Mr. Henry	—

Mr. Herling	5,562

Mr. Stoeckert	—

All Non-Employee Directors as a Group (7 persons)	12,432

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STOCK OWNERSHIP

Directors and Officers

The following table shows the beneficial ownership of our common shares as of January 11, 2019 by our directors, director nominees, executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of January 11, 2019. Except as otherwise indicated, a person has sole voting and investment power with respect to the shares of Brink’s Common Stock beneficially owned by that person.

Name of Individual or Identity of Group	Number of Shares Beneficially Owned(a)	Percent of Class*	Number of Other Units Owned(b)(c)

Mr. Beech	66,221	*	10,557

Mr. Boynton	13,098	*	17,649

Mr. Clough	8,433	*	1,679

Ms. Docherty	13,001	*	1,679

Mr. Domanico	55,703	*	12,290

Mr. Hedgebeth	10,918	*	11,760

Mr. Henry	2,531	*	1,679

Mr. Herling	14,716	*	20,168

Mr. Marshall (d)	107,478	*	52,329

Mr. Pertz (e)	238,141	*	10,416

Mr. Stoeckert	19,523	*	1,679

Mr. Zukerman	69,917	*	4,886

All directors and executive officers as a group (13 persons)	520,119	1.05%	113,809

*	Based on the number of shares outstanding as of March 1, 2019. None of such individuals beneficially owns more than 1% of the outstanding Brink’s Common Stock, unless otherwise noted above.

(a)

Includes, for the following directors and executive officers, shares of Brink’s Common Stock that could be acquired within 60 days after January 11, 2019: (1) for each executive officer, upon vesting of Restricted Stock Units awarded under the 2013 Equity Incentive Plan; (2) for each named executive officer, upon vesting of outstanding PSUs at target levels; and (3) for each of Messrs. Boynton, Hedgebeth and Herling upon settlement of units credited to his account under the Directors’ Stock Accumulation Plan and/or the Plan for Deferral of Directors’ Fees, as follows:

Mr. Beech	16,644

Mr. Boynton	13,098

Mr. Domanico	18,874

Mr. Hedgebeth	4,154

Mr. Herling	8,612

Mr. Marshall	17,196

Mr. Pertz	59,961

Mr. Zukerman	14,406

All directors and executive officers as a group	144,238

(b)

Each non-employee director also holds units representing shares of Brink’s Common Stock that have been credited to his or her account on or prior to January 11, 2019: (1) under the 2017 Equity Incentive Plan and the Non-Employee Directors’ Equity Plan (Deferred Stock Units), which will be settled in Brink’s Common Stock on a one-for-one basis six months after a director’s separation from service on the Board; (2) under the 2013 or 2017 Equity Incentive Plan, which will be settled in Brink’s Common Stock on a one-for-one basis upon vesting; (3) as a result of compensation elected to be received in stock and deferred under the Plan for the Deferral of Directors’ Fees; and, or (4) as a result of Deferred Stock Units awarded under the 2017 Equity Incentive Plan and the Non-Employee Directors’ Equity Plan that have vested but, pursuant to an election by a director, have been further deferred under the Plan for the Deferral of Directors’ Fees. These Deferred Stock Units are not included in the number of shares of Brink’s Common Stock beneficially owned by such persons. For additional information about the Deferred Stock Units, see “Director Compensation.”

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(c)

Each named executive officer also holds: (1) units representing shares of Brink’s Common Stock that have been credited to his or her account on or prior to January 11, 2019, under the Key Employees’ Deferred Compensation Program (Deferred Compensation Units), which will be settled in Brink’s Common Stock on a one-for-one basis on a date selected by the individual or six months after the individual’s separation from service, and/or (2) Restricted Stock Units issued under the 2013 Equity Incentive Plan or the 2017 Equity Incentive Plan, which will be settled in Brink’s Common Stock on a one-for-one basis after a vesting period, as follows:

	Deferred Compensation Units	Restricted Stock Units	Total

Mr. Beech	8,292	2,265	10,557

Mr. Domanico	7,644	4,646	12,290

Mr. Marshall	44,486	7,843	52,329

Mr. Pertz	10,416	—	10,416

Mr. Zukerman	—	4,886	4,886

For additional information about the Deferred Compensation Units, see “Non-qualified Deferred Compensation” on page 55 and “Grants of Plan-Based Awards” on page 47.

(d)	Includes 400 shares held by trusts for the benefit of Mr. Marshall’s children. Mr. Marshall no longer served as an executive officer as of January 1, 2019.

(e)	Includes 5,000 shares held by a trust for the benefit of Mr. Pertz’s spouse and 2,200 shares held by an Individual Retirement Account (“IRA”) for the benefit of Mr. Pertz’s spouse.

Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be deemed beneficial owners of five percent or more of the outstanding Brink’s Common Stock as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(a)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,745,222(b)	11.56%(b)

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	4,545,320(c)	9.14%(c)

T. Rowe Price Associates, Inc. 100 E. Pratt St. Baltimore, MD 21202	3,392,223(d)	6.82%(d)

(a)	The ownership percentages set forth in this column are based on the assumption that each beneficial owner continued to own the number of shares reflected in the table on March 1, 2019.

(b)

Based solely on Amendment No. 8 to a report on Schedule 13G filed with the SEC on January 24, 2019 by BlackRock, Inc. (“BlackRock”), BlackRock had sole voting power over 5,581,179 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 5,745,222 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(c)

Based solely on Amendment No. 7 to a report on Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group (“Vanguard”), Vanguard had sole voting power over 104,032 shares of Brink’s Common Stock, shared voting power over 6,800 shares of Brink’s Common Stock, sole dispositive power over 4,439,288 shares of Brink’s Common Stock and shared dispositive power over 106,032 shares of Brink’s Common Stock.

(d)

Based solely on a report on Schedule 13G filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. (“T. Rowe Price”), T. Rowe Price had sole voting power over 593,744 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 3,392,223 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Brink’s Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by

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STOCK OWNERSHIP

SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2018, its officers, directors and greater-than-10% beneficial owners timely filed all required reports, except that, due to administrative error a Form 4 was not filed within the required period to report the acquisition of common stock by Thomas R. Colan, Controller, as a result of the settlement of performance share units. An amended Form 4 was promptly filed to report this transaction when the error was discovered.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2018, regarding shares that may be issued under equity compensation plans currently maintained by the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)

Equity compensation plans approved by security holders	2,543,042	(1)	$49.26	(2)	$5,954,456

Equity compensation plans not approved by security holders	—		—		—

Total	2,543,042		49.26		5,954,456

(1)

Includes units credited under the Key Employees’ Deferred Compensation Program, the Directors’ Stock Accumulation Plan, the 2013 Equity Incentive Plan, the 2017 Equity Incentive Plan, the Non-Employee Directors’ Equity Plan and the Plan for Deferral of Directors’ Fees. PSUs credited after 2016 under the 2013 Equity Incentive Plan and under the 2017 Equity Incentive Plan are included at target. PSUs credited during 2016 under the 2013 Equity Incentive Plan are included at the amounts approved in February 2019. The number of shares to be paid, if any, following the conclusion of the applicable performance measurement period, will depend on the Company’s achievement of pre-established performance goals and the Company’s TSR relative to a company defined peer group. See “Equity Awards under the 2017 Equity Incentive Plan” beginning on page 36.

(2)	Does not include awards described in footnote (1).

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PROPOSAL NO. 3—APPROVAL OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has, subject to shareholder approval, selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and the Board recommends approval of such selection by the shareholders. One or more representatives of Deloitte are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Audit Committee is directly responsible for the selection, evaluation, compensation (including negotiation of fees), retention and oversight of the Company’s independent registered public accounting firm. In order to assure the continued independence of the firm, the Audit Committee periodically considers whether there should be rotation of the independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the firm’s lead engagement partner, the Audit Committee, led by its Chair, is directly involved in the selection of the new lead engagement partner. The members of the Audit Committee believe that the continued retention of Deloitte to serve as the Company’s independent registered accounting firm is in the best interests of the Company and its investors.

As reported on the Company’s Current Report on Form 8-K, dated January 20, 2017, the Audit Committee approved the dismissal of KPMG LLP (“KPMG”) as the Company’s independent registered public accountant, effective as of the date of KPMG’s completion of the audit services for the fiscal year ending December 31, 2016 and the filing of the Company’s 2016 Annual Report on Securities and Exchange Commission Form 10-K.

The reports of KPMG on the Company’s consolidated financial statements for the fiscal years ended December 31, 2016 and 2015 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the Company’s fiscal years ended December 31, 2016 and 2015, and through February 23, 2017, (i) there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such years, and (ii) there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

On January 24, 2017, the Audit Committee approved the appointment of Deloitte as the Company’s independent registered public accounting firm to perform independent audit services beginning with the fiscal year ending December 31, 2017. During the Company’s fiscal years ending December 31, 2016 and 2015, and through February 23, 2017, neither the Company, nor anyone on its behalf, consulted Deloitte regarding either (i) application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, in any case where a written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

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PROPOSAL NO. 3—APPROVAL OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed by Deloitte, our independent registered public accounting firms for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.

	2018	2017

	(In thousands)

Audit Fees	$3,529	$4,081

Audit-Related Fees	371	136

Tax Fees	265	119

All Other Fees	35	28

Total Fees	$4,200	$4,364

Audit Fees are primarily for professional services provided in connection with the audit of the Company’s financial statements and review of quarterly consolidated financial statements (including the audit of the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company’s consolidated financial statements and for services in connection with audits of the Company’s pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees are for services provided to the Company not otherwise included in the categories above.

Consideration of Auditor Independence

The Audit Committee has concluded that the provision of the non-audit services by Deloitte was compatible with maintaining Deloitte’s independence.

Procedures for Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted written procedures for pre-approving audit and non-audit services provided by the independent registered public accounting firm. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services are reviewed by the members of the Company’s Legal and Finance Departments to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update of these audit and non-audit engagements at each regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

SHAREHOLDERS VOTE FOR APPROVAL OF THE SELECTION

OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

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The Brink’s Company

AUDIT AND ETHICS COMMITTEE REPORT

In accordance with the Audit Committee Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the integrity of the accounting, auditing and financial reporting practices of the Company. Each member of the Audit Committee is “independent” as required by the applicable listing standards of the NYSE and the rules of the SEC. During the fiscal year ended December 31, 2018, the Audit Committee met nine times, and the Audit Committee reviewed and discussed the financial information contained in the Company’s Annual Report on Form 10-K, interim financial information contained in the Company’s Quarterly Reports on Form 10-Q, and discussed press releases announcing earnings with the Company’s Chief Financial Officer and the independent registered public accounting firm prior to public release.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In connection with the responsibilities set forth in its charter, the Audit Committee has:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management and Deloitte, the Company’s independent auditors;

•

discussed with Deloitte the matters required to be discussed by the Auditing Standard No. 16, Communications with Audit Committees, which superseded the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Reginald D. Hedgebeth, Chair

Paul G. Boynton

Ian D. Clough

George I. Stoeckert

76	2019 Proxy Statement

The Brink’s Company

OTHER INFORMATION

Shareholder Proposals and Director Nominations

Under the regulations of the SEC, any shareholder desiring to submit a proposal pursuant to Rule 14a-8 of the Exchange Act to be acted upon at the 2019 annual meeting of shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary at the address provided below under “Availability of Documents” no later than November 16, 2019, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting.

To nominate a director at the annual meeting, a shareholder must satisfy conditions specified in the Company’s bylaws. A shareholder who wishes to suggest potential nominees to the Board for consideration should write to the Corporate Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors” on page 15, stating in detail the qualifications of such nominees for consideration. The Company’s bylaws also prescribe the procedures a shareholder must follow to bring business (other than pursuant to Rule 14a-8) before annual meetings. For a shareholder to nominate a director or directors at the 2019 annual meeting other than the nomination of a director for inclusion in the Company’s proxy statement, or bring other business before the 2019 annual meeting, notice must be received by the Corporate Secretary at the principal office of the Company not later than the close of business on January 3, 2020, nor earlier than the close of business on November 4, 2019. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.

Any shareholder, or group of up to 20 shareholders, who has owned at least 3% of the outstanding shares of the Company’s Common Stock continuously for at least three years, is eligible to nominate and include director nominees (up to the greater of 2 or 20% of the number of directors on the Board of Directors) in the Company’s proxy materials for the 2020 Annual Meeting of Shareholders. Any eligible shareholder, or group of shareholders, wishing to do so, must give notice in writing of the proposed nomination, along with certain nomination materials, to the Secretary of the Company, delivered by November 16, 2019. The notice and accompanying nomination materials must meet the requirements set forth in the Company’s bylaws.

Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Corporate Secretary.

Availability of Documents

The Company’s internet address is www.brinks.com. The Company makes available, free of charge, through its website, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, the Governance Policies, Code of Ethics and the charters of the Audit,

Compensation, Corporate Governance and Finance Committees also are available on the Company’s website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P.O. Box 18100, Richmond, Virginia 23226-8100 or by phone at (804) 289-9600.

Separate Copies for Beneficial Owners

Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 by contacting the Corporate Secretary at the address listed above under “Availability of Documents.” Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting the Corporate Secretary as described above.

2019 Proxy Statement	77

The Brink’s Company

Incorporation by Reference

The reconciliation of our non-GAAP financial measures in Part II, Item 7 on page 35 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, is hereby incorporated by reference into this proxy statement.

LINDSAY K. BLACKWOOD

Secretary

March 15, 2019

78	2019 Proxy Statement

The Brink’s Company

APPENDIX A

Non-GAAP Reconciliation

This proxy statement refers to non-GAAP revenue, operating profit and earnings per share, which are financial measures that are not required by or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The purpose of the non-GAAP results is to report financial information from the primary operations of our business by excluding the effects of certain income and expenses that do not reflect the ordinary earnings of our operations. The non-GAAP financial measures are intended to provide investors with a supplemental comparison of our operating results and trends for the periods presented. Our management believes these measures are also useful to investors as such measures allow investors to evaluate our performance using the same metrics that our management uses to evaluate past performance and prospects for future performance. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance.

2017 and 2018 Non-GAAP Results Reconciled to GAAP

The Brink’s Company and subsidiaries

(In millions, except for per share amounts)

	Full Year 2018	Full Year 2017

Revenues:
GAAP	$3,488.9	3,347.0

Venezuela operations(a)	(51.4)	(154.1)

Non-GAAP	$3,437.5	3,192.9

Operating profit (loss):
GAAP	$274.7	273.9

Venezuela operations(a)	(2.3)	(20.4)
Reorganization and Restructuring(a)	20.6	22.6
Acquisitions and dispositions(a)	41.4	5.3
Argentina highly inflationary impact(a)	8.0	—
Reporting compliance(a)	4.5	—

Non-GAAP	$346.9	281.4

EPS:
GAAP	$(0.65)	0.33

Retirement plans(b)	0.49	0.43
Venezuela operations(a)	0.08	0.02
Reorganization and Restructuring(a)	0.27	0.27
Acquisitions and dispositions(a)	0.64	0.16
Prepayment penalties(f)	—	0.16
Interest on Brazil tax claim(g)	—	0.02
Tax reform(c)	(0.04)	1.66
Tax on accelerated income(h)	—	(0.01)
Argentina highly inflationary impact(a)	0.14	—
Reporting compliance(a)	0.09	—
Loss on deconsolidation of Venezuela operations(d)	2.44	—
Share adjustment(e)	0.01	—

Non-GAAP	$3.46	3.03

Amounts may not add due to rounding.

2019 Proxy Statement	A-1

The Brink’s Company

(a)

See “Other Items Not Allocated To Segments” below for details. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance.

(b)

Our U.S. retirement plans are frozen and costs related to these plans are excluded from non-GAAP results. Certain non-U.S. operations also have retirement plans. Settlement charges related to these non-U.S. plans are also excluded from non-GAAP results.

(c)

Represents the impact of tax legislation enacted into law in the fourth quarter of 2017. This primarily relates to the U.S. Tax Reform expense from the remeasurement of our net deferred tax assets. The 2018 amount represents a benefit associated with reversing a portion of the 2017 estimated impact as a result of guidance issued by U.S. authorities.

(d)

Effective June 30, 2018, we deconsolidated our investment in Venezuelan subsidiaries and recognized a pretax charge of $126.7 million. Post-deconsolidation funding of ongoing costs related to our Venezuelan operations was $0.6 million and was expensed as incurred and reported in interest and other nonoperating income (expense). We do not expect future amounts to be material.

(e)

Because we reported a loss from continuing operations on a GAAP basis in 2018, GAAP EPS was calculated using basic shares. However, as we reported income from continuing operations on a non-GAAP basis in 2018, non-GAAP EPS was calculated using diluted shares.

(f)	Penalties upon prepayment of Private Placement notes in September 2017 and a term loan in October 2017.

(g)

Related to an unfavorable court ruling in the third quarter of 2017 on a non-income tax claim in Brazil. The court ruled that Brink’s must pay interest accruing from the initial claim filing in 1994 to the current date. The principal amount of the claim was approximately $1 million and was recognized in selling, general and administrative expenses in the third quarter of 2017.

(h)	The 2017 non-GAAP tax rate excludes the foreign tax benefit that resulted from a transaction that accelerated U.S. tax in 2015.

Other Items Not Allocated To Segments (Unaudited)

The Brink’s Company and subsidiaries

Brink’s measures its segment results before income and expenses for corporate activities and for certain other items. See below for a summary of the other items not allocated to segments.

Venezuela operations Prior to the deconsolidation of our Venezuelan subsidiaries effective June 30, 2018, we excluded from our segment results all of our Venezuela operating results, due to the Venezuelan government’s restrictions that have prevented us from repatriating funds. As a result, the Chief Executive Officer, the Company’s Chief Operating Decision maker (“CODM”), has assessed segment performance and has made resource decisions by segment excluding Venezuela operating results.

Reorganization and Restructuring

2016 Restructuring

In the fourth quarter of 2016, management implemented restructuring actions across our global business operations and our corporate functions. As a result of these actions, we recognized charges of $18.1 million in 2016, an additional $17.3 million in 2017 and $13.0 million in 2018. The actions under this program were substantially completed in 2018, with cumulative pretax charges of approximately $48 million.

Other Restructurings

Management periodically implements restructuring actions in targeted sections of our business. As a result of these actions, we recognized charges of $4.6 million in 2017 and $7.6 million in 2018, primarily severance costs. For the current restructuring actions, we expect to incur additional costs of up to $7 million in future periods.

Due to the unique circumstances around these charges, they have not been allocated to segment results and are excluded from non-GAAP results.

Acquisitions and dispositions Certain acquisition and disposition items that are not considered part of the ongoing activities of the business and are special in nature are consistently excluded from non-GAAP results. These items are described below:

2018 Acquisitions and Dispositions

•	Amortization expense for acquisition-related intangible assets was $17.7 million in 2018.

•	Integration costs in 2018 related to acquisitions in France and the U.S. were $8.1 million.

•	2018 transaction costs related to business acquisitions were $6.7 million.

A-2	2019 Proxy Statement

APPENDIX A

•	We incurred 2018 severance charges related to our acquisitions in Argentina, France, U.S. and Brazil of $5.0 million.

•	Compensation expense related to the retention of key Dunbar employees was $4.1 million in 2018.

•	We recognized a net gain in 2018 ($2.6 million, net of statutory employee benefit) on the sale of real estate in Mexico.

2017 Acquisitions and Dispositions

•	Amortization expense for acquisition-related intangible assets was $8.4 million in 2017.

•	We recognized a net gain in 2017 related to the sale of real estate in Mexico ($7.8 million, net of statutory employee benefit).

•	2017 severance costs were $4.0 million related to our recent acquisitions in Argentina and Brazil.

•	Transaction costs were $2.6 million related to acquisitions of new businesses in 2017.

•	Currency transaction gains of $1.8 million were recognized in 2017 related to acquisition activity.

Argentina highly inflationary impact Beginning in the third quarter of 2018, we designated Argentina’s economy as highly inflationary for accounting purposes. As a result, Argentine peso-denominated monetary assets and liabilities are now remeasured at each balance sheet date to the currency exchange rate then in effect, with currency remeasurement gains and losses recognized in earnings. In addition, nonmonetary assets retain a higher historical basis when the currency is devalued. The higher historical basis results in incremental expense being recognized when the nonmonetary assets are consumed. In the second half of 2018, we recognized $8.0 million in pretax charges related to highly inflationary accounting, including currency remeasurement losses of $6.2 million.

Reporting compliance Certain third party costs incurred related to the implementation and adoption of ASU 2016-02, the new lease accounting standard effective for us January 1, 2019 ($2.7 million), and the mitigation of material weaknesses ($1.8 million) are excluded from non-GAAP results.

2019 Proxy Statement	A-3

ANNUAL MEETING OF SHAREHOLDERS OF

THE BRINK'S COMPANY

May 2, 2019

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

00003333333303300000 5 050219

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The undersigned hereby authorizes the Company's designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may come before the meeting.

The Board of Directors recommends a vote FOR each of the listed nominees.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE ANNUAL BRINK’S MEETING OF SHAREHOLDERS COMPANY OF May 2, 2019 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter ACCOUNT NUMBER and paper waste. Enroll today via www.astfinancial.com to enjoy online access. IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL: The Brink’s Company’s 2018 annual report to shareholders and 2019 proxy statement are available at http://investors.brinks.com/2019annualmeetingmaterials Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 00003333333303300000 5 050219 The undersigned PLEASE hereby SIGN, DATE authorizes AND RETURN the Company’s PROMPTLY designated IN THE proxies ENCLOSED to vote, ENVELOPE. The Board PLEASE of Directors MARK recommends YOUR VOTE a vote IN FOR BLUE each OR of the BLACK listed nominees. INK AS SHOWN HERE x in their discretion, on such other business and matters incident to the conduct 1. Elect eight directors for a term expiring in 2020: of the meeting as may come before the meeting. FOR AGAINST ABSTAIN Paul G. Boynton Ian D. Clough Susan E. Docherty Reginald D. Hedgebeth Dan R. Henry Michael J. Herling Douglas A. Pertz George I. Stoeckert The Board of Directors recommends a vote FOR the following proposals: JOHN SMITH 2. Advisory vote to approve named executive officer compensation. 1234 MAIN STREET 3. Approval of Deloitte and Touche LLP as the Company’s independent APT. 203 registered public accounting firm for 2019. NEW YORK, NY 10038 To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: title Please as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full

0 THE BRINK’S COMPANY Proxy Card Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, May 2, 2019 The undersigned hereby appoints Ronald J. Domanico and Lindsay K. Blackwood and each of them as proxy, with full power of substitution, to vote all shares of common stock of the undersigned in The Brink’s Company at the Annual Meeting of Shareholders to be held on May 2, 2019, at 10:00 a.m., Central Time, and at any and all adjournments or postponements thereof, on all matters coming before the meeting. The proxies will vote: (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the proxies decide on any other matter. If registrations are not identical, you may receive more than one set of proxy materials. Please complete and return all cards you receive. If you wish to vote or direct a vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote or direct a vote on items individually, please also mark the appropriate boxes on the back of this card. (Continued and to be signed on the reverse side) 1.1 14475